     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1999



                                                      REGISTRATION NO. 333-73263

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ONESOURCE INFORMATION SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                               7375                              04-3204522
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                            150 CAMBRIDGEPARK DRIVE
                              CAMBRIDGE, MA 02140
                                  617-441-7000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

           DANIEL J. SCHIMMEL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ONESOURCE INFORMATION SERVICES, INC.
                            150 CAMBRIDGEPARK DRIVE
                              CAMBRIDGE, MA 02140
                                  617-441-7000
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               LAWRENCE S. WITTENBERG                                  KEVIN F. BLATCHFORD
           TESTA, HURWITZ & THIBEAULT, LLP                               SIDLEY & AUSTIN
                   125 HIGH STREET                                  ONE FIRST NATIONAL PLAZA
             BOSTON, MASSACHUSETTS 02110                             CHICAGO, ILLINOIS 60603
                 TEL: (617) 248-7000                                   TEL: (312) 853-7000
                 FAX: (617) 248-7100                                   FAX: (312) 853-7036

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------.
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------.
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                           PROPOSED MAXIMUM         PROPOSED MAXIMUM     AMOUNT OF
   TITLE OF EACH CLASS OF           AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING    REGISTRATION FEE(3)
 SECURITIES TO BE REGISTERED       REGISTERED(1)             PER SHARE(2)             PRICE(1)(2)        ------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par
  value......................        4,181,400                  $12.00                $50,176,800               $13,949.15
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Includes 545,400 shares which the underwriters may purchase to cover over-allotments, if any.


(2) Estimated solely for the purpose of determining the registration fee.


(3) Includes $11,259.00 previously paid.


                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES
AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 22, 1999

PROSPECTUS

                                3,636,000 SHARES

                                ONE SOURCE LOGO

                                  COMMON STOCK


     OneSource Information Services, Inc. is offering 2,500,000 shares of its common stock and the selling stockholders are offering 1,136,000 shares of OneSource's common stock owned by them. We will not receive any of the proceeds from the selling stockholders' sale of their shares.



     This is our initial public offering and no public market currently exists for our shares. We expect the initial public offering price to be between $10.00 and $12.00 per share. We will list the common stock on the Nasdaq National Market under the symbol "ONES."



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. FOR MORE INFORMATION, SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                          ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                            PER SHARE              TOTAL
-----------------------------------------------------------------------------------------------
Public Offering Price................................  $                    $
Underwriting Discount................................  $                    $
Proceeds to OneSource Information Services, Inc......  $                    $
Proceeds to Selling Stockholders.....................  $                    $
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


     The underwriters may also purchase up to an additional 545,400 shares at the public offering price, less the underwriting discount, from the selling stockholders within 30 days from the date of this prospectus to cover over-allotments.





WILLIAM BLAIR & COMPANY



                           U.S. BANCORP PIPER JAFFRAY


                                                    ADAMS, HARKNESS & HILL, INC.


               The date of this prospectus is              , 1999

     [The inside front cover depicts four computer screen shots of the OneSource Business Browser. The heading on the page is "Ready-To-Use Business Information." The top three computer screen shots depict the Global Business Browser, the European Business Browser, and the UK Business Browser. The fourth computer screen shot depicts Market Forecasts and contains a chart graphic. There are four ellipses on the page that briefly describe the potential uses of the business information contained in the Business Browser products, including:
"Profile a Company"; "Prospect for New Customers"; "Track Competitors"; and "Research an Industry". The OneSource logo is in the lower right hand corner of the page.]




                             [FOUR COLOR ART WORK]

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.


                                  THE COMPANY


     OneSource provides Web-based business and financial information to professionals who need quick access to reliable corporate, industry and market intelligence. Our Business Browser product line integrates comprehensive and up-to-date business and financial information on over one million public and private companies from more than 25 information providers drawing upon over 2,500 sources of content. These sources include both textual information, such as news, trade press, SEC filings, executive biographies and analyst reports, and numeric information, such as company financial results, stock quotes and industry statistics. Our customers access this information over the Internet using standard Web browsers at a fixed annual subscription price.


     According to Simba Information Inc., the market for all Web-based and on-line business information services was nearly $24.8 billion in 1997 and is projected to grow to almost $39.8 billion in 2002. This reflects a compound annual growth rate of 9.9%. Simba also reported that the primary market segment in which OneSource participates--Web-based and on-line financial news, current awareness and research services--was $5.4 billion in 1997 and is projected to grow to $9.8 billion in 2002. This reflects a compound annual growth rate of 12.6%. Recent industry growth has been driven by corporations and other enterprises recognizing that productivity and competitiveness depend on extensive knowledge of external information, including information about industries, customers, competitors, prospects, business trends, breaking news and market data.


     OneSource focuses on the functional uses of the business and financial information it delivers. The Business Browser product line has been designed for use not only by traditional users of business information, but also throughout an organization, including sales, marketing, finance and management professionals. We apply our knowledge of how business professionals use information to transform raw, disparate data into meaningful, actionable information. We focus on integrating and presenting information so that interpretation, manipulation and analysis can be performed more easily by the end user. Because our products are based on standard Web technology, our customers require minimal installation and systems support, and users, after minimal training, have full access to the products at any time from anywhere via the Internet.

     Our products are designed to address information needs of leading professional and financial services firms, technology companies and other large organizations. Representative customers include American Express, Bain & Company, BankAmerica, Boeing, British Telecom, Deloitte & Touche, Ernst & Young, Harvard Business School, KPMG Peat Marwick, MCI/WorldCom, Merrill Lynch, Oracle and SAP.

     OneSource's fixed annual pricing strategy is designed to be particularly attractive to large organizations. The annual subscription price for the Business Browser product line declines on a per-user basis as the total number of users increases. The fixed-price model encourages professionals to use the products as needed without concern with additional, usage-based charges, and a declining marginal price per user encourages customers to distribute the products widely throughout their organizations.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     At March 31, 1999, 460 organizations subscribed to our Web-based Business Browser product line, up from 279 at March 31, 1998. On average, our customers for Web-based products at March 31, 1999 had an annualized contract value of $61,604 per customer, compared to $42,489 per customer at March 31, 1998. The annualized value of Business Browser customer contracts was $25.9 million at December 31, 1998, having grown from $9.0 million at the end of 1997. Of this $25.9 million, $14.2 million was attributable to those customers that were under contract at both December 31, 1997 and 1998. The renewal rate of the Business Browser product line for 1998 was 90% calculated on a dollar basis. For more information regarding annualized contract value, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Our goal is to become a leading Web-based provider of business and financial information to professionals worldwide. Our strategy to accomplish this objective includes:

        - focusing on the information needs of professionals in large organizations

        - expanding our customer base through our sales and marketing efforts

        - leveraging our existing customer base by expanding the number of users per customer and upgrading those customers to new or enhanced products

        - continually expanding the content and functionality of our products and designing additional products

        - selectively seeking possible strategic acquisitions and alliances

                                  THE OFFERING


Shares offered by OneSource..............  2,500,000
Shares offered by the selling
  stockholders...........................  1,136,000
Shares outstanding immediately after the
  offering...............................  9,926,500
Shares reserved for issuance with respect
  to outstanding options and warrants....  4,393,005
Use of proceeds..........................  Repayment of outstanding debt, payments to terminate management fee arrangements
                                           and general corporate purposes, including
                                           working capital and possibly to acquire
                                           or invest in complementary businesses,
                                           products or technologies
Proposed Nasdaq National Market symbol...  ONES


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SUMMARY CONSOLIDATED FINANCIAL DATA
      (IN THOUSANDS, EXCEPT PER SHARE, SHARE AND NUMBER OF CUSTOMERS DATA)


     The summary financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Pro Forma As Adjusted column included in Balance Sheet Data adjusts the numbers in the Actual column to give effect to:



     - the reclassification of the Class P common stock as described in "Reclassification"



     - the sale of 2,500,000 shares of common stock by OneSource in this offering at the assumed initial public offering price of $11.00 per share after deducting the estimated underwriting discount and offering expenses as if the sale had been completed on March 31, 1999



     - the use of the estimated net proceeds to OneSource as described in "Use of Proceeds"



     - the issuance of 15,696 shares pursuant to the partial exercise of a warrant by a selling stockholder as described in "Capitalization"



                                                                       THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,             MARCH 31,
                                    -------------------------------   ---------------------
                                     1996      1997        1998        1998        1999
                                    -------   -------   -----------   -------   -----------
STATEMENT OF OPERATIONS DATA:
Web-based product revenues........  $    15   $ 3,312   $    16,058   $ 2,628   $     6,903
CD Rom product revenues(1)........   30,419    27,072        14,370     5,322         1,240
                                    -------   -------   -----------   -------   -----------
  Total revenues..................   30,434    30,384        30,428     7,950         8,143
                                    =======   =======   ===========   =======   ===========
Gross profit......................   17,895    17,539        16,773     4,684         4,686
Operating expenses................   19,488    18,943        21,737     5,315         5,505
                                    -------   -------   -----------   -------   -----------
Loss from operations..............   (1,593)   (1,404)       (4,964)     (631)         (819)
Interest income (expense), net....     (733)     (930)         (595)     (244)          (93)
Gain on sale of product line......       --       501        12,797        --            --
Other income......................      393        --            --        --           500
                                    -------   -------   -----------   -------   -----------
Income (loss) before income
  taxes...........................   (1,933)   (1,833)        7,238      (875)         (412)
                                    =======   =======   ===========   =======   ===========
Net income (loss).................  $(1,933)  $(1,833)  $     6,988   $  (875)  $      (412)
                                    =======   =======   ===========   =======   ===========
Unaudited pro forma earnings per
  share:(2)
  Basic...........................                      $      0.91             $     (0.05)
  Diluted.........................                      $      0.66             $     (0.05)
  Weighted average common shares
     outstanding:
     Basic........................                        7,644,012               7,706,409
     Diluted......................                       10,566,326               7,706,409

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                     MARCH 31, 1999
                                                              ----------------------------
                                                                               PRO FORMA
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  6,739        $20,914
Working capital (deficit)...................................      (3,001)        10,956
Total assets................................................      20,723         34,549
Total debt (including capital lease obligations)............       6,850            580
Deferred revenues...........................................      15,293         15,293
Total stockholders' equity (deficit)........................      (6,655)        13,572



                                                  DECEMBER 31,               MARCH 31,
                                           ---------------------------   -----------------
                                            1996      1997      1998      1998      1999
                                           -------   -------   -------   -------   -------
OTHER DATA FOR WEB-BASED PRODUCTS:
Annualized contract value................  $   412   $ 8,973   $25,920   $11,854   $28,338
Number of customers......................       11       233       445       279       460
Average annualized contract value per
  customer...............................  $  37.4   $  38.5   $  58.2   $  42.5   $  61.6


------------

(1) In 1997 and 1998, OneSource divested two CD Rom product lines. Revenues attributable to these divested product lines, which are included in the statement of operations data through the divestiture date, were $6,415,000, $6,630,000, $2,612,000 and $1,554,000 in the years ended December 31, 1996,
    1997 and 1998 and for the three months ended March 31, 1998, respectively.



(2) Unaudited pro forma basic and diluted earnings per share of common stock for the year ended December 31, 1998 and for the three months ended March 31, 1999 have been calculated based on net income attributable to all classes of common stock and assuming the reclassification had occurred at January 1, 1998 and January 1, 1999, respectively.


                          -------------------------------


     OneSource was incorporated in Delaware on July 21, 1993 under the name Datext Holding Corporation. Our principal executive offices are located at 150 CambridgePark Drive, Cambridge, MA 02140, and our telephone number is (617) 441-7000.

                          ---------------------------


     OneSource(TM), Business Browser(TM), OneSource Business Browser(TM), Business Browser AppLink(TM), AppLink(TM), and the OneSource logo are our trademarks. Other trademarks and tradenames in this prospectus are the property of their respective owners.

                          ---------------------------


     Unless the context otherwise requires, any reference to "OneSource" in this prospectus means OneSource Information Services, Inc. and its subsidiary. Unless otherwise indicated, all information contained in this prospectus:



        - reflects the merger on February 26, 1999 of OneSource Information Services, Inc. into its parent, OneSource Holding Corporation, and the name change of OneSource Holding Corporation to OneSource Information Services, Inc.



        - reflects a 2.035 for one stock split to be effected before the completion of this offering



        - reflects the reclassification of the Class P common stock which will occur immediately prior to the completion of this offering



        - assumes no exercise of the underwriters' over-allotment option



--------------------------------------------------------------------------------

                                  RISK FACTORS

     You should consider carefully the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations.


     If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.



     This prospectus also contains forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ significantly from those expressed in or implied by these forward-looking statements as a result of several factors, including the risks we face, as more fully described below in this section and elsewhere in this prospectus.



WE HAVE A LIMITED OPERATING
HISTORY WITH BUSINESS
BROWSER ON WHICH TO
EVALUATE OUR PROSPECTS
                               We began operations as an independent company in 1993. We began to migrate our business to the Web from CD Rom-based products in early 1996, and launched the Web-based Business Browser product line in December 1996. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies transitioning to a new product line, particularly companies in the new and rapidly evolving market for Internet and Web-based business information products.



OUR BUSINESS BROWSER
PRODUCTS HAVE NOT BEEN
PROFITABLE AND MAY NOT
BECOME PROFITABLE IN THE
FUTURE



                               We incurred losses from operations of
                               approximately $1.6 million in 1996, $1.4 million in 1997, $5.0 million in 1998 and $0.8 million in the three months ended March 31, 1999. In addition, we have not reached the critical mass of users of Web-based products which we believe is necessary to leverage effectively our royalty payments and infrastructure expenses and become profitable. As of March 31, 1999, we had an accumulated deficit of $10.9 million.



WE RELY ON OUR BUSINESS
BROWSER PRODUCT LINE, AND
WE WILL NOT SUCCEED UNLESS
DEMAND FOR OUR BUSINESS
BROWSER PRODUCTS CONTINUES
TO GROW Subscription revenues from our Business Browser product line accounted for 53% of total revenues in 1998 and 11% in 1997. These subscription revenues accounted for 83% of our total annualized contract value at the end of 1998 and 29% at the end of 1997. We are currently phasing out CD Rom products that are not part of the Business Browser product line. As a result, our future financial condition will depend heavily on the success or failure of our Business Browser product line. Business Browser products were introduced in December 1996 and it is difficult to predict demand and market acceptance for these products in the new and rapidly evolving Web-based business information services market. If the demand for Business Browser products does not grow, whether due to competition, lack of market acceptance, failure of Internet or

                               Web use to grow in general, technological change or other factors, our business would suffer significantly.


ANNUALIZED CONTRACT VALUE
MAY NOT BE AN ACCURATE
INDICATION OF OUR
PERFORMANCE                    We use "annualized contract value" as a
                               measurement for normalized period-to-period comparisons to indicate business volume and growth. Our presentation and calculation of annualized contract value may not be comparable to similarly titled measures used by other companies. It is not an absolute indicator and we cannot guarantee that any annualized contract value will be ultimately realized as revenues.



COMPETITION IN OUR INDUSTRY
IS INTENSE AND MANY OF OUR
COMPETITORS HAVE GREATER
RESOURCES THAN WE DO; THIS
COMPETITION MAY ADVERSELY
AFFECT OUR FINANCIAL
RESULTS The business information services industry is intensely competitive. We face direct or indirect competition from the following types of companies:


                               - large, well-established business and financial
                                 information providers such as Dow Jones, Dialog, Lexis-Nexis, Pearson, Reuters, Thomson, Primark and McGraw-Hill

                               - on-line information services or Websites
                                 targeted to specific markets or applications, such as NewsEdge, Factset and Bloomberg

                               - providers of sales, marketing and credit
                                 information such as Dun & Bradstreet

                               - Web retrieval, Web "portal" companies and other
                                 free or low-cost mass market on-line services such as Excite, Infoseek, Lycos, Yahoo! and AOL/Netscape


                               - free or low-cost specialized business and
                                 financial information Websites such as
                                 Hoovers.com, Marketwatch.com, Multex.com and
                                 TheStreet.com



                               Based on reported operating results, industry reports and other publicly available information, we believe that many of our existing competitors, as well as a number of prospective competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in user requirements, or to devote greater resources to the development, promotion and sale of their products than we can. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, customers and information providers. Our competitors also may develop products that are equal or superior to our products or that achieve greater market acceptance than our products.

FREE INFORMATION MAY LESSEN
THE DEMAND FOR BUSINESS
BROWSER Some of our competitors offer financial and business information free of charge with the goal of achieving high enough usage to facilitate the sale of substantial amounts of advertising. To the extent these types of competitors offer products free of charge that are similar to ours, it would have a material adverse impact on our business, financial condition and results of operations. In addition, extensive free information is available in the public domain. Sources of this information include government agencies, libraries and sources on the Internet.



INCREASED COMPETITION COULD
RESULT IN PRICE REDUCTIONS,
REDUCED GROSS MARGINS AND
LOSS OF MARKET SHARE           There are relatively low barriers to entry to the
                               Web-based information market and we may face additional competition from new entrants. We also expect that competition may increase as a result of industry consolidation. It is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Any of these would have a material adverse effect on our business, financial condition and results of operations.



IF OUR INFORMATION
PROVIDERS STOPPED DOING
BUSINESS WITH US, WE COULD
NOT CONTINUE TO
SELL BUSINESS BROWSER          We do not own or create the original content
                               distributed through our products. We depend entirely on information providers to supply information and data feeds to us on a timely basis. Our products could experience interruptions due to any failure or delay in the transmission or receipt of this information.



                               Many of our information providers compete with one another and, in some cases, with us, for users. We do not have exclusive distribution arrangements with any of our information providers. Accordingly, all of our information providers can distribute their content themselves directly or through our competitors. Business decisions made by our information providers could adversely affect the availability or pricing of their information to us.


                               Our arrangements with our information providers generally extend for one-year periods, which automatically renew unless terminated by notice given at least three months prior to the end of the term. In the event of a breach by us, the contracts can be terminated on relatively short notice. An information provider may be difficult to replace and the loss of one or more significant information providers could decrease the quality, quantity or mix of the information distributed through our products. This could make our products less competitive. If information providers terminate their relationships with us, our business and delivery of our products may be disrupted.

                               This could result in a loss of customers or requests for refunds.


OUR PRIMARY COSTS ARE
ROYALTY PAYMENTS TO
INFORMATION PROVIDERS          Any increase in the royalty rates we negotiate
                               with our information providers could have an adverse effect on our gross profits, financial condition and results of operations.



IF OUR WEBSITE SERVICE IS
DISRUPTED, OUR CUSTOMERS
COULD LOSE ACCESS TO
BUSINESS BROWSER AND OUR
REPUTATION COULD BE HARMED     Our on-line site is located at a dedicated
                               hosting facility and we do not currently have a shadow site fully equivalent to the live on-line site. Any damage to the hosting facility or the equipment there, such as damage by fire or power loss, or loss of telecommunications could disrupt the delivery of our products. In addition, our users depend on Internet service providers, on-line service providers and other Website operators for access to our products. Each of them has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our on-line architecture. These types of occurrences could cause users to perceive our products as not functioning properly and therefore cause them to use other methods to obtain their business and financial information.


                               The number of Business Browser users has increased since its introduction in December 1996 and we are seeking to further increase our user base. This has led to increased usage and increased demands on our on-line architecture. Any downtime or slow response times may damage our reputation and make it more difficult to attract new users.


OUR MARKET IS NEW AND
RAPIDLY EVOLVING; AS A
RESULT, WE MAY NOT BE ABLE TO
ACCURATELY PREDICT AND RESPOND
TO MARKET DEVELOPMENTS

                               The market for Web-based distribution of electronic business and financial information has only recently begun to develop and it is rapidly evolving. This makes it difficult to predict demand and market acceptance for our products. We cannot guarantee that the market for our products will grow or that our products will become widely accepted. If the market for our products does not develop as quickly as we expect or if our products are not accepted by customers, our future financial results will be adversely affected. A significant increase in the number of customers and development of new product offerings could also require the expenditure of significant amounts of money, time and other resources. This could strain our personnel and financial resources.

OUR PERFORMANCE WILL DEPEND
ON THE CONTINUED GROWTH AND
COMMERCIAL ACCEPTANCE OF
THE INTERNET                   Our business would be adversely affected if the
                               number of professionals using the Web does not continue to grow. This growth may be inhibited by a number of factors, such as:

                               - inadequate network infrastructure

                               - inconsistent quality of service

                               - lack of cost-effective, high-speed service

                               - security concerns

                               Even if Web use grows, the Internet
                               infrastructure may not be able to support adequately future growth and its reliability and quality of service may suffer. In addition, numerous Websites have experienced service interruptions due to outages and other delays occurring internally and throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Web usage, as well as usage of our products, could grow more slowly or decline.

GOVERNMENT REGULATION AND
LEGAL UNCERTAINTIES
RELATING TO THE WEB COULD
HURT OUR BUSINESS              Currently, there are few laws or regulations that
                               specifically regulate communications or commerce on the Web. However, laws and regulations may be adopted that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit the transmission of certain types of information and content over the Web. In addition, several telecommunications companies have petitioned the
                               Federal Communications Commission to regulate
                               Internet and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy apply to the Web. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing.
                               If individual states impose taxes on products and services provided over the Web, the cost of our products may increase and we may not be able to increase the price we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Web could adversely affect our business.


OUR SUCCESS DEPENDS ON OUR
ABILITY TO PROTECT OUR
PROPRIETARY TECHNOLOGY         We believe that our success depends, in large
                               part, on protecting our intellectual property in the United States and in foreign countries. Other than our trademarks, most of our intellectual property consists of proprietary or confidential information that is not subject to patent or similar protection. Competitors may independently develop similar or superior products, software or business models.


                               We cannot guarantee that we will be able to protect our intellectual property. There is no way to assure that unauthorized third parties will not try to copy our products or business model or use our confidential information to develop competing products. Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. As a result, we cannot predict the future viability or value of our proprietary rights and those of other companies within the industry. We also cannot guarantee that our business activities and products will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any infringement claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights. Even if we eventually won any resulting litigation, it could be time-consuming and expensive to defend, and could result in the diversion of our management's time and attention.


WE COULD BE SUBJECT TO
LEGAL LIABILITY FOR
DISTRIBUTING INFORMATION ON
OUR WEBSITE                    We may be subjected to claims based on negligence
                               or other theories relating to the information we distribute. Similarly, we may be subjected to claims for defamation or copyright or trademark infringement relating to the information we provide in our products. These types of claims have been brought, sometimes successfully, against on-line services as well as print publications in the past. We also could be subjected to claims based upon the content that is accessible from our products through links to other Websites. These types of claims could be time-consuming and expensive to defend, and could result in the diversion of our management's time and attention. In addition, if our products provide faulty or inaccurate information, or fail to provide all the information a user expects, we could be subject to legal liability. Our insurance and contractual provisions with users and information providers may not protect us against these types of claims.


IF OUR SOFTWARE IS
DEFECTIVE, IT MIGHT BE COSTLY
TO CORRECT; WE COULD GET
SUED AND OUR REPUTATION COULD
BE HARMED                      Complex software like the software we develop for
                               our products may contain errors or defects, especially when first implemented, that may be very costly to correct. Defects or errors also could result in downtime and our business could suffer significantly from potential adverse customer reaction, negative publicity and harm to our reputation.

WE MAY EXPERIENCE
SIGNIFICANT FLUCTUATIONS IN
OUR QUARTERLY RESULTS,
WHICH MAKES IT DIFFICULT FOR
INVESTORS TO MAKE RELIABLE
PERIOD-TO-PERIOD COMPARISONS
AND CONTRIBUTES TO VOLATILITY
IN THE MARKET PRICE FOR OUR
COMMON STOCK                   Our quarterly revenues, gross profits and results
                               of operations have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future. In addition, we believe that an important measure of our business is the annualized contract value at the end of each period, which also may fluctuate.
                               Causes of such fluctuations have included and may include, among other factors:


                               - changes in demand for our products

                               - the dollar value and timing of both new and
                                 renewal subscriptions

                               - competition (particularly price competition)


                               - increases in selling and marketing expenses, as
                                 well as other operating expenses


                               - technical difficulties or system downtime
                                 affecting our products on the Web generally

                               - economic conditions specific to the Web, as
                                 well as general economic conditions

                               - consolidation of our customers


                               In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our projected revenue does not meet our expectations, then we are likely to experience an even larger shortfall in our operating profit (loss) relative to our expectations.


                               Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, we believe that period-to-period comparisons of our historical results of operations and annualized contract values are not necessarily meaningful and that you should not rely on them as an indication for future performance. Also, due to these and other factors, it is possible that our quarterly results of operations (including the annualized contract value) may be below the expectations of public market analysts and investors. If this happens, the price of our common stock would likely decrease.


WE WOULD HAVE DIFFICULTY
REPLACING KEY PERSONNEL
WHOSE SERVICES ARE
IMPORTANT TO OUR SUCCESS       Our future success depends on the continued
                               services of a number of key employees, including
                               Daniel J. Schimmel, our President and Chief
                               Executive Officer, James A. Becker, our Vice
                               President, Global Strategic Web Applications
                               Team, Philip J. Garlick, our Vice President,
                               Global Enterprise Sales and Marketing, Mark C.
                               VanDine, our Vice President, Engineering and Roy
                               D. Landon, our Vice President, Finance
                               and Administration. We also depend on a limited number of engineers to monitor the performance and availability of our complex network and to perform the necessary updates and repairs. We do not have employment contracts with our key personnel. If any of our key employees leave, the loss of their technological knowledge and industry expertise would seriously impede the development of new products and services and our ability to manage our business. The loss of one or a group of our key employees could adversely affect our future financial results.


THERE IS INTENSE
COMPETITION FOR QUALIFIED
PERSONNEL NECESSARY TO THE
SUCCESS OF OUR BUSINESS        Our future performance also depends upon our
                               ability to attract and retain highly-qualified technical, sales and managerial personnel.
                               Qualified personnel are in great demand
                               throughout the software and Internet industries and there is intense competition for such personnel. In addition, competition for qualified personnel may lead to increased costs for personnel. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.



WE ARE SUBJECT TO RISKS OF
OPERATING INTERNATIONALLY      Revenue from customers located outside North
                               America accounted for 23% in 1998, 20% in 1997 and 17% in 1996 of our total revenue for those years. Over time, we expect revenue from international operations, principally in Europe, to increase as a percentage of our total revenue.
                               As a result, we may be exposed to a number of risks customary for international operations, including:


                               - difficulties relating to managing an
                                 international sales force

                               - the burdens of complying with a wide variety of
                                 foreign laws

                               - the uncertainty of laws and enforcement in
                                 certain countries relating to the protection of intellectual property

                               - multiple and possibly overlapping tax
                                 structures

                               - economic or political changes in international
                                 markets

                               - currency and exchange rate fluctuations

                               - adverse tax consequences of returning any
                                 earnings of our foreign operations back to the United States

                               To date, we have not used risk management techniques or "hedged" the risks associated with fluctuations in foreign exchange rates.

WE ARE SUBJECT TO RISKS
ASSOCIATED WITH YEAR 2000
PROBLEMS Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting telecommunication services, customers, our products, our internal systems and the systems of our hosting facility and our information providers, any of which could have a material adverse effect on our business, financial condition and results of operations. We also have identified third-party software as non-compliant, and several internal systems need to be addressed as part of our relocation in June 1999. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure Statement." Furthermore, as we approach the Year 2000, customers may be forced to devote greater resources to comply with Year 2000 requirements and as a result purchase fewer products from us, which would have an adverse effect on our net revenues.



OUR EXISTING OFFICERS AND
DIRECTORS, RATHER THAN
OUTSIDE
STOCKHOLDERS, WILL CONTINUE
TO CONTROL ONESOURCE           Following this offering, our officers and
                               directors, together with their affiliated entities, will beneficially own approximately 67% of our outstanding shares of common stock. As a result, these stockholders acting together will be able to take any of the following actions without the approval of our public stockholders:


                               - elect our directors

                               - amend our charter or approve a merger, sale of
                                 assets or other major corporate transaction

                               - defeat any non-negotiated takeover attempt that
                                 may be beneficial to our public stockholders

                               - otherwise control the outcome of all matters
                                 submitted for a stockholder vote


THE OFFERING WILL BENEFIT
WILLIAM BLAIR & COMPANY,
L.L.C., ONE OF THE
UNDERWRITERS                   William Blair Venture Partners III Limited
                               Partnership, one of the selling stockholders and an affiliate of William Blair, will receive approximately $8.0 million or 20% of the gross proceeds of this offering with respect to the sale of common stock offered by this prospectus.
                               In addition, William Blair Venture Partners owns
                               329,669 shares of Class P common stock and will participate in the reclassification. We have also agreed to pay William Blair Venture Partners a $0.5 million fee upon the closing of this offering to terminate an oral management agreement between us. Accordingly, this offering will provide significant benefits to William
                               Blair Venture Partners. For more information, see
                               "Certain Transactions."



THE RULES OF THE NATIONAL
ASSOCIATION OF SECURITIES
DEALERS REQUIRE THE USE OF
A
QUALIFIED INDEPENDENT
UNDERWRITER IN THIS
OFFERING The rules of the NASD provide that no NASD member may participate in a public offering of an affiliated issuer's securities unless a qualified independent underwriter has been engaged on the terms provided in the rules. William Blair Venture Partners, one of the selling stockholders, is an affiliate of William Blair and, therefore, William Blair may be defined as an affiliate of ours. In addition, Mr. Newmark, a principal of William Blair, currently serves on our board of directors as the representative of William Blair Venture Partners. In view of our affiliation with William Blair, U.S. Bancorp Piper Jaffray Inc. has agreed to act as the qualified independent underwriter in this offering. In its capacity as the qualified independent underwriter, U.S. Bancorp Piper Jaffray has participated in the preparation of the prospectus and conducted due diligence as part of such preparation. The initial public offering price for the common stock can be no higher than that recommended by U.S. Bancorp Piper Jaffray acting as the qualified independent underwriter.



THE OFFERING WILL BENEFIT
SELLING STOCKHOLDERS           The selling stockholders will receive substantial
                               proceeds and other benefits in connection with this offering. In addition, a selling stockholder and an affiliate of another selling stockholder will each receive a payment of $0.5 million out of OneSource's net proceeds to terminate a management fee arrangement. For more information, see "Certain Transactions." The offering will also establish a public market for the common stock and provide significantly increased liquidity to our existing stockholders and optionholders.



THERE IS NO TRADING MARKET
FOR OUR COMMON STOCK; ITS
FUTURE MARKET VALUE IS
UNCERTAIN                      Before this offering, there was no public market
                               for our common stock. We and the underwriters will determine the initial public offering price of our common stock based on negotiations between us concerning the proper valuation of our common stock. Nevertheless, after this offering, you may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:


                               - actual or anticipated fluctuations in our
                                 operating results or annualized contract values

                               - changes in expectations as to our future
                                 financial performance

                               - changes in securities analysts' financial
                                 estimates

                               - the operating and stock price performance of
                                 our competitors and other comparable companies

                               In addition, the stock market in general, and the stocks of Web-based businesses in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. You should read the "Underwriting" section for a more complete discussion of the factors that the underwriters and we considered in determining the initial public offering price.


OTHER SHARES MAY BE SOLD IN
THE FUTURE; THIS COULD
DEPRESS
THE MARKET PRICE FOR OUR
COMMON STOCK                   After this offering, we will have 9,926,500
                               shares of common stock outstanding and will have reserved an additional 5,293,005 shares of common stock for issuance pursuant to our stock option and purchase plans and outstanding warrants. We intend to register for resale the shares of common stock reserved for issuance under our stock option and stock purchase plans approximately 90 days after the date of this prospectus. The federal securities laws impose restrictions on the ability of stockholders who acquired their shares prior to the offering to resell their shares. In addition, our officers and directors have agreed not to sell their shares for a period of 180 days after the date of this prospectus.


                               If a large number of our shares of common stock are sold following this offering, the price of our common stock would likely decrease.


PURCHASERS OF OUR COMMON
STOCK IN THIS OFFERING WILL
INCUR IMMEDIATE AND
SUBSTANTIAL DILUTION           The initial public offering price of our common
                               stock is substantially higher than the net tangible book value per share of common stock will be after the offering. The net tangible book value per share of common stock is calculated by subtracting total liabilities from total tangible assets and dividing by the number of shares outstanding. Purchasers of common stock offered by OneSource will pay total consideration that represents approximately 85% of all consideration ever received by us for our stock but they will own approximately 25% of our outstanding common stock.



OUR ANTI-TAKEOVER
PROVISIONS
MAY HAVE ADVERSE EFFECTS       Our restated certificate of incorporation and
                               amended and restated by-laws contain
                               anti-takeover provisions that could have the effect of delaying or preventing changes in our management, even if such changes would benefit our public stockholders. For example, following the closing of this offering, the board of directors may issue up to one million shares of preferred stock without any further vote or action by the stockholders. The preferred stock could have voting, liquidation, dividend and other rights superior to those of the common stock, and, therefore, any issuance of preferred stock could adversely affect your rights as a common stockholder. These factors could cause the market price of the common stock to decrease.

                                RECLASSIFICATION



     Prior to the consummation of this offering, OneSource will reclassify all of its outstanding shares of capital stock into a single class of common stock and will authorize a single class of undesignated preferred stock. Each share of Class P common stock will be reclassified into shares of common stock. Each share of Class P common stock is entitled to a payment upon any distribution by OneSource to holders of its capital stock in an amount equal to the original cost of such share plus a preferential amount which accrues on a daily basis at a rate of 12% per annum on such cost, compounded quarterly. As of March 31, 1999, the aggregate preference amount of the outstanding Class P common stock was $3.3 million, based on an original cost per share of $4.91. In connection with the reclassification, each outstanding share of Class P common stock will be reclassified into one share of common stock plus an additional number of shares of common stock determined by dividing the applicable preference amount for such share by the value of a share of common stock based on the initial public offering price in the offering. Based on an assumed initial public offering price of $11.00 per share and the aggregate preference amount at March 31, 1999, an aggregate of 1,021,230 shares of common stock would be issued upon the reclassification of all shares of Class P common stock and 304,111 shares of common stock would be repurchased. Fractional shares otherwise issuable will be rounded down to the nearest whole number. OneSource intends to repurchase all of the shares of common stock issued with respect to the preference amount at the initial public offering price prior to the completion of this offering.

                                USE OF PROCEEDS


     We estimate our net proceeds from the issuance and sale of the 2,500,000 shares of common stock being offered by OneSource to be approximately $24.8 million, at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses. We will not receive any proceeds from the sale of the common stock by the selling stockholders.



     The principal purposes of this offering are to:



     - repay debt



     - terminate current management fee arrangements



     - obtain working capital



     - establish a public market for our common stock and increase our visibility in the marketplace



     - facilitate future access to public capital markets



     - provide liquidity to existing stockholders and optionholders



     We intend to use approximately $6.8 million of the net proceeds to us to repay principal and interest on a note issued by OneSource to Lotus Development Corporation in connection with the purchase of OneSource's business from Lotus in 1993. The note bears interest at the rate of 8% per year and is due September 8, 2000, unless accelerated upon the occurrence of any one of several events. The completion of this offering would require OneSource to repay a significant portion of the note if we do not repay it in full. We also intend to pay $0.5 million to each of William Blair Venture Partners III Limited Partnership and an affiliate of Information Partners Capital Fund, L.P. to terminate management fee arrangements. For more information, see "Certain Transactions."



     We intend to use the remaining net proceeds for general corporate purposes, including working capital, and we may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While we discuss potential acquisitions and investments from time to time, we currently have no commitments or agreements for any such acquisitions or investments. Pending these uses, our remaining net proceeds of the offering will be invested in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.


                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The left-hand column in the following table sets forth OneSource's capitalization as of March 31, 1999. The middle column gives pro forma effect to the reclassification of OneSource's Class P common stock into common stock and the filing of our restated certificate of incorporation, each prior to the completion of this offering. The right-hand column sets forth OneSource's pro forma capitalization as of March 31, 1999, as further adjusted to reflect all of the following as if they occurred on March 31, 1999:



     - the sale of 2,500,000 shares of common stock by OneSource in this offering at an assumed initial public offering price of $11.00 per share



     - the use of approximately $6.8 million of the estimated net proceeds to repay a note payable to Lotus



     - the use of $1.0 million to pay a fee for terminating management fee arrangements



     - the exercise of an outstanding warrant to purchase 15,696 shares of common stock at $0.06 per share by a selling stockholder



     - the repurchase of common stock issued in respect of the preference amount on the Class P common stock in the reclassification


     You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.


                                                                       MARCH 31, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
Current portion of capital lease obligations..............  $    401    $    401      $    401
                                                            ========    ========      ========
Long-term debt and capital lease obligations..............     6,449       6,449           179
                                                            --------    --------      --------
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; 1,000,000 shares
     authorized, no shares issued or outstanding, actual,
     pro forma and pro forma as adjusted..................        --          --            --
  Class P common stock, $0.01 par value; 1,250,000 shares
     authorized, 717,119 shares issued and outstanding,
     actual; no shares authorized, issued or outstanding,
     pro forma and pro forma as adjusted..................     3,524          --            --
  Common stock, $0.01 par value; 20,000,000 shares
     authorized, 6,693,685, 7,714,915 and 9,926,500 shares
     issued and outstanding, actual, pro forma and pro
     forma as adjusted....................................        67          77            99
  Additional paid-in capital..............................     1,176       4,690        26,148
  Unearned compensation...................................      (464)       (464)         (464)
  Accumulated deficit.....................................   (10,856)    (10,856)      (12,109)
  Accumulated other comprehensive loss....................      (102)       (102)         (102)
                                                            --------    --------      --------
     Total stockholders' equity (deficit).................  $ (6,655)   $ (6,655)     $ 13,572
                                                            --------    --------      --------
          Total capitalization............................  $    206    $    206      $ 13,751
                                                            ========    ========      ========



     The number of shares of common stock issued and outstanding, pro forma as adjusted, excludes 4,393,005 shares of common stock issuable upon the exercise of stock options and warrants outstanding at a weighted average exercise price of $1.95, and an aggregate of 900,000 shares reserved for future stock option grants and purchases under OneSource's equity compensation plans. For more information, see "Management--Equity Plans" and Notes 7 and 8 to the Consolidated Financial Statements.



                                    DILUTION



     Purchasers of our common stock in this offering will incur immediate and substantial dilution because the assumed initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of common stock will be after this offering. The pro forma net tangible book value deficit of OneSource as of March 31, 1999 was $(6.7) million, or $(0.86) per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the reclassification of Class P common stock into common stock. After giving effect to the sale of the 2,500,000 shares of common stock offered by OneSource and the application of the estimated net proceeds to OneSource, the pro forma net tangible book value of OneSource as of March 31, 1999, would have been $13.6 million, or $1.37 per share. This represents an immediate increase in pro forma net tangible book value of $2.23 per share to existing stockholders and an immediate "dilution" of $9.63 per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................            $11.00
  Pro forma net tangible book value deficit per share as of
     March 31, 1999.........................................  $(0.86)
  Increase per share attributable to new investors..........    2.23
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................              1.37
                                                                        ------
Dilution per share to new investors.........................            $ 9.63
                                                                        ======



     The following table summarizes the difference between the number of shares of common stock purchased from OneSource, the total consideration paid to OneSource, and the average price per share paid by existing stockholders and by new investors:



                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                     ----------    -------    -----------    -------    -------------
Existing stockholders..............   7,426,500      74.8%    $ 4,768,000      14.8%       $ 0.64
New investors......................   2,500,000      25.2      27,500,000      85.2        $11.00
                                     ----------     -----     -----------     -----
     Total.........................   9,926,500     100.0%    $32,268,000     100.0%
                                     ==========     =====     ===========     =====



     The foregoing tables assume no exercise of the options or the warrants outstanding to purchase an additional 4,393,005 shares of common stock at a weighted average exercise price of $1.95 per share. To the extent these options or warrants are exercised, there will be further dilution to new shareholders in the net tangible book value of their shares. For more information, see "Management--Equity Plans." In addition, the second table does not reflect the sale of 1,136,000 shares by the selling stockholders in this offering. These sales will reduce the shares held by existing shareholders to 63.4% of the total shares of common stock to be outstanding after this offering, and will increase the number of shares to be purchased by the new shareholders to 36.6% of the total shares of common stock to be outstanding after this offering. For more information, see "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below should be read in conjunction with OneSource's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, have been derived from, and are qualified by reference to, OneSource's audited Consolidated Financial Statements and Notes appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995, and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996, have been derived from OneSource's audited Consolidated Financial Statements that do not appear in this prospectus. Financial data as of March 31, 1998 and 1999, and for the three month periods ended March 31, 1998 and 1999, are derived from unaudited Consolidated Financial Statements appearing elsewhere in this prospectus, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that OneSource considers necessary for a fair presentation of its financial position and results of operations for such periods. The historical results are not necessarily indicative of the operating results to be expected in the future.



                                                                                               THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                           MARCH 31,
                                 ----------------------------------------------------------   ---------------------
                                   1994        1995        1996        1997         1998        1998        1999
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
                                                                                                   (UNAUDITED)
                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:(1)
  Web-based product............  $      --   $      --   $      15   $   3,312   $   16,058   $   2,628   $   6,903
  CD Rom product...............     30,300      28,957      30,419      27,072       14,370       5,322       1,240
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
  Total revenues...............     30,300      28,957      30,434      30,384       30,428       7,950       8,143
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Cost of revenues:
  Web-based product............         --          --         295       2,401        7,863       1,287       2,970
  CD Rom product...............     12,380      11,520      12,244      10,444        5,792       1,979         487
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
  Total cost of revenues.......     12,380      11,520      12,539      12,845       13,655       3,266       3,457
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Gross profit...................     17,920      17,437      17,895      17,539       16,773       4,684       4,686
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Operating expenses:
  Selling and marketing........     11,231       8,705       8,572       9,167       11,577       2,797       2,927
  Platform and product
    development................      5,512       6,585       7,252       6,375        6,313       1,561       1,718
  General and administrative...      6,516       5,163       3,664       3,401        3,847         957         860
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
  Total operating expenses.....     23,259      20,453      19,488      18,943       21,737       5,315       5,505
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Loss from operations...........     (5,339)     (3,016)     (1,593)     (1,404)      (4,964)       (631)       (819)
Interest income (expense),
  net..........................       (515)       (633)       (733)       (930)        (595)       (244)        (93)
Gain on sale of product line...         --          --          --         501       12,797          --          --
Other income...................         --          --         393          --           --          --         500
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Income (loss) before income
  taxes........................     (5,854)     (3,649)     (1,933)     (1,833)       7,238        (875)       (412)
Provision (benefit) for income
  taxes........................       (473)         --          --          --          250          --          --
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Net income (loss)..............     (5,381)     (3,649)     (1,933)     (1,833)       6,988        (875)       (412)
Less: income (loss)
  attributable to Class P
  common stock.................       (122)        104         335         414        1,367          72         139
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
Income (loss) attributable to
  common stock.................  $  (5,259)  $  (3,753)  $  (2,268)  $  (2,247)  $    5,621   $    (947)  $    (551)
                                 =========   =========   =========   =========   ==========   =========   =========

                                                                                               THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                           MARCH 31,
                                 ----------------------------------------------------------   ---------------------
                                   1994        1995        1996        1997         1998        1998        1999
                                 ---------   ---------   ---------   ---------   ----------   ---------   ---------
                                                                                                   (UNAUDITED)
Earnings (loss) per share:(2)
  Class P common stock:
    Basic and diluted earnings
      (loss) per share.........  $   (0.17)  $    0.14   $    0.47   $    0.58   $     1.91   $    0.10   $   $0.19
    Weighted average Class P
      common shares
      outstanding..............    724,257     723,239     718,966     717,948      717,541     717,948     717,119
  Common stock:
    Basic earnings (loss) per
      share....................  $   (0.81)  $   (0.57)  $   (0.35)  $   (0.34)  $     0.85   $   (0.14)  $   (0.08)
    Diluted earnings (loss) per
      share....................  $   (0.81)  $   (0.57)  $   (0.35)  $   (0.34)  $     0.59   $   (0.14)  $   (0.08)
    Weighted average common
      shares outstanding:
      Basic....................  6,525,087   6,522,629   6,486,959   6,545,343    6,640,834   6,620,952   6,685,164
      Diluted..................  6,525,087   6,522,629   6,486,959   6,545,343    9,563,151   6,620,952   6,685,164
  Unaudited pro forma earnings
    per share:(3)
    Basic......................                                                  $     0.91               $   (0.05)
    Diluted....................                                                  $     0.66               $   (0.05)
    Weighted average common
      shares outstanding
      Basic....................                                                   7,644,012               7,706,409
      Diluted..................                                                  10,566,326               7,706,409



                                                DECEMBER 31,                               MARCH 31,
                            -----------------------------------------------------    ----------------------
                             1994       1995        1996        1997       1998       1998         1999
                            -------    -------    --------    --------    -------    -------    -----------
                                                                                          (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT NUMBER OF CUSTOMERS DATA)
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $ 1,378    $   966    $    535    $    341    $ 8,665    $   379      $ 6,739
Working capital
  (deficit)...............   (7,431)    (7,499)     (8,803)     (9,792)    (2,118)   (10,105)      (3,001)
Total assets..............   19,396     16,567      16,934      16,644     27,646     14,401       20,723
Total debt (including
  capital lease
  obligations)............    4,755      6,223       6,661       8,171      6,936      8,908        6,850
Deferred revenues.........   13,818     14,160      15,419      15,748     18,022     14,983       15,293
Total stockholders'
  deficit.................   (6,116)    (9,757)    (11,827)    (13,613)    (6,311)   (14,503)      (6,655)

OTHER DATA FOR WEB-BASED
  PRODUCTS (UNAUDITED):
Annualized contract
  value(4)................  $    --    $    --    $    412    $  8,973    $25,920    $11,854      $28,338
Number of customers.......       --         --          11         233        445        279          460
Average annualized
  contract value per
  customer................  $    --    $    --    $   37.4    $   38.5    $  58.2    $  42.5      $  61.6


------------


(1) In 1997 and 1998, OneSource divested two CD Rom product lines. Revenues attributable to these divested product lines, which are included in the statement of operations data through the divestiture date, were $5,713,000, $6,002,000, $6,415,000, $6,630,000, $2,612,000 and $1,554,000 in the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three months ended March 31, 1998, respectively.


(2) You should read Notes 2 and 5 to the Consolidated Financial Statements for further description of the calculation of these items.


(3) Unaudited pro forma basic and diluted earnings per share of common stock for the year ended December 31, 1998 and for the three months ended March 31, 1999 have been calculated based on net income attributable to all classes of common stock and assuming the reclassification of OneSource's Class P common stock prior to the completion of this offering as if it had occurred at January 1, 1998 and January 1, 1999, respectively. In the reclassification, each share of Class P common stock will be reclassified into one share of common stock plus an additional number of shares of common stock determined by dividing the preference amount for such share by the initial public offering price per share.



(4) Annualized contract value represents the invoiced fees for one month for all customer contracts for Web-based products in effect at the measurement date, multiplied by 12, without regard to the actual remaining duration of such contracts. For more information regarding annualized contract value, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Annualized Contract Value."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW -- GENERAL


     OneSource provides Web-based business and financial information to professionals who need quick access to reliable corporate, industry and market intelligence. OneSource was formed as a division of Lotus in 1987 and became an independent company when it was purchased in a management buy-out in 1993. Until December 1996, our business was to provide business information to the financial community using CD Rom technology as the primary method of distribution. The introduction of Business Browser in December 1996 marked a fundamental shift in our business as we began a transition away from our legacy CD Rom business and toward Web-based products.

     Revenues from Web-based products accounted for $16.1 million, or 53% of total revenues, for the year ended December 31, 1998 up from $3.3 million, or 11% of total revenues, for the year ended December 31, 1997. In the same period, CD Rom product revenues decreased to $14.4 million, or 47% of total revenues for the year ended December 31, 1998 from $27.1 million, or 89% of total revenues, for the year ended December 31, 1997. As of December 31, 1998, 445 organizations subscribed to our Business Browser product line, and the annualized contract value for these organizations was $25.9 million.


     During this transition period, we utilized the cash flow from our CD Rom business to fund a portion of the significant expenses incurred to build our Web-based business. These expenses included the following:



     - platform and product development expenses to develop and enhance our Web-based products,



     - selling and marketing expenses to hire and train a Web-based sales force and to retrain a portion of our CD Rom-based sales force and



     - general and administrative expenses to build the necessary infrastructure to support our growing Web-based business.


     The gross margins on our Web-based business have also been adversely impacted by certain royalty expenses and other costs of revenues which were disproportionately high compared to Web-based revenues which were growing from low initial levels. We believe that our operating margins will improve as we more effectively leverage our Web-based royalty and infrastructure expenses and eliminate costs incurred to support our legacy CD Rom products.


     In May 1998, we sold our CD-Insurance division to allow us to focus more completely on our new Web-based product line. We recognized a gain of $12.8 million on this sale during 1998. In addition, in connection with the disposition, we licensed certain of our CD Rom software to the acquiror in exchange for $4.0 million of license fees. These license fees will be paid in eight equal quarterly installments beginning January 1, 1999 and running through December 31, 2000 and recognized ratably. These license fees are being recognized as other income.



     Our revenues for both CD Rom and Web-based products consist of monthly subscription fees from customer contracts. Customer contracts span varying periods of time but are generally for one year, are renewable for like periods, and are payable in advance. Subscription fees generally are quoted to clients on an annual basis but are earned as revenues on a monthly basis over the subscription period. Invoices are recorded as accounts receivable until paid and as deferred revenues until earned. Deferred revenues attributable to Web-based products increased 231% to $15.9 million as of December 31, 1998 from $4.8 million as of December 31, 1997.


     Cost of revenues consists primarily of royalties to information providers and, to a lesser extent, employee salaries and benefits, facilities allocation and related expenses, depreciation associated with computers for data processing and on-line requirements and Web hosting expenses. We enter into contracts with our information providers which are generally for a term of at least one year and are automatically renewable if not canceled with advance notice. These contracts may be terminated under certain circumstances. For more information, see "Risk Factors--If our information providers stopped doing business with us, we could not continue to sell Business Browser." Under these arrangements, royalties are generally paid on a quarterly basis to information providers. Royalties generally are calculated either as a flat percentage of our revenues or as a per-user fee that declines as the number of authorized users of the product increases. In limited cases, we pay a fixed fee per period.



     Selling and marketing expense consists primarily of employee salaries and benefits and sales commissions paid to our sales force, customer support organization and marketing personnel, as well as facilities allocation and related expenses, direct marketing promotional materials, trade show exhibitions and advertising. Sales commissions are paid when customers are invoiced and are recorded as deferred subscription costs, which are amortized ratably over the term of the contract, typically 12 months, as the associated revenues are recognized. All other selling and marketing costs are expensed as incurred.



     Platform and product development expense consists primarily of employee salaries and benefits, facilities allocation and related expenses, as well as outside contractor expenses, relating to the development of our "platform" of core software supporting our products and the development of new products based upon that platform. Platform and product development expense includes expenses relating to the editorial staff that implements our KeyID technology to integrate disparate information sources into our Web-based products.



     General and administrative expense consists primarily of employee salaries and benefits, facilities allocation and related expenses associated with OneSource's management, finance, human resources, management information systems and administrative groups. In addition, we will incur non-recurring charges of approximately $0.2 million in moving and related costs in June 1999 due to the relocation of our headquarters from Cambridge to Concord, Massachusetts and approximately $0.2 million of financial advisory fees. The quarterly management fees of $25,000 paid to each of William Blair Venture Partners and an affiliate of Information Partners Capital will cease in exchange for the payment of a $0.5 million termination fee to each of these parties upon completion of this offering. For more information, see "Certain Transactions."

OVERVIEW -- ANNUALIZED CONTRACT VALUE



     One measure of the performance of our business is "annualized contract value." This is a measurement we use for normalized period-to-period comparisons to indicate business volume and growth, both in terms of new customers and upgrades and expansions at existing customers. Our presentation and calculation of annualized contract value may not be comparable to similarly titled measures used by other companies. It is not an absolute indicator and we cannot guarantee that any annualized contract value will be ultimately realized as revenues.



     Annualized contract value is calculated by multiplying by 12 the total amount of fees invoiced for one month and included in deferred revenues for all customer contracts for Web-based products at the measurement date. Deferred revenues represent amounts invoiced under customer contracts in effect at the measurement date but which have not been recognized as revenues pending delivery of the subscription service. This calculation is illustrated by the table below at each measurement date in the first column as follows:



     - the second column reflects total deferred revenues as reported in OneSource's consolidated financial statements



     - the third column reflects the portion of total deferred revenues in the second column pertaining only to Web-based products



     - the fourth column reflects the portion of deferred revenues for Web-based products in the third column which represents one month of invoiced fees under customer contracts



     - the fifth column reflects the total annualized contract value which is computed by multiplying the one month of invoiced fees included in deferred revenues in the fourth column by 12



                                                                         ONE MONTH
                                                                        OF INVOICED
                                                TOTAL      WEB-BASED      FEES IN
                                               DEFERRED    DEFERRED      DEFERRED        ANNUALIZED
              MEASUREMENT DATE                 REVENUES    REVENUES      REVENUES      CONTRACT VALUE
              ----------------                 --------    ---------    -----------    --------------
                                                                   (IN THOUSANDS)
December 31, 1996............................  $15,419      $   316       $   34.3        $   411
December 31, 1997............................   15,748        4,756          747.8          8,973
December 31, 1998............................   18,022       15,935        2,160.0         25,920

March 31, 1998...............................   14,983        6,004          987.8         11,854
March 31, 1999...............................   15,293       14,205        2,361.5         28,338



     We have increased annualized contract value attributable to Web-based products 189% to $25.9 million as of December 31, 1998 from $9.0 million as of December 31, 1997. The number of Web-based customers has increased 91%, to 445 at December 31, 1998 from 233 at December 31, 1997. At the same time, the average annualized contract value of all Web-based product customers has increased 51%, to $58,248 per customer at December 31, 1998 from $38,512 per customer at December 31, 1997. The average annualized contract value for the customers that were under contract at both December 31, 1997 and 1998 grew to $76,143 per customer at December 31, 1998 from $38,512 per customer at December 31, 1997. This growth was attributable to an increase in the number of user seats purchased by customers and the addition of new products.

     The renewal rate of the Business Browser product line for 1998 was 90% calculated on a dollar basis. The renewal rate is measured by comparing a customer's annualized contract value at December 31, 1998 to its annualized contract value at December 31, 1997. The set of customers measured are those who had subscriptions in effect at December 31, 1997.



RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, the percentage of total revenues represented by each line item in OneSource's consolidated statement of operations. We can give no assurance that the indicated trends in revenues or operating results will continue in the future.


                                                                               THREE MONTHS
                                                                                  ENDED
                                                    YEAR ENDED DECEMBER 31,     MARCH 31,
                                                    -----------------------    ------------
                                                    1996     1997     1998     1998    1999
                                                    -----    -----    -----    ----    ----
                                                        (PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Web-based product...............................    --%      11%      53%     33%      85%
  CD Rom product..................................   100       89       47      67       15
                                                     ---      ---     ----     ---     ----
     Total revenues...............................   100      100      100     100      100
                                                     ---      ---     ----     ---     ----
Cost of revenues:
  Web-based product...............................     1        8       26      16       36
  CD Rom product..................................    40       34       19      25        6
                                                     ---      ---     ----     ---     ----
     Total cost of revenues.......................    41       42       45      41       42
                                                     ---      ---     ----     ---     ----
Gross profit......................................    59       58       55      59       58
Operating expenses:
  Selling and marketing...........................    28       30       38      35       36
  Platform and product development................    24       21       21      20       21
  General and administrative......................    12       11       12      12       11
                                                     ---      ---     ----     ---     ----
Loss from operations..............................    (5)      (4)     (16)     (8)     (10)
Interest income (expense), net....................    (2)      (3)      (2)     (3)      (1)
Gain on sale of product line......................    --        1       42      --       --
Other income......................................     1       --       --      --        6
                                                     ---      ---     ----     ---     ----
Income (loss) before income taxes.................    (6)      (6)      24     (11)      (5)
Provision for income taxes........................    --       --        1      --       --
Net income (loss).................................    (6)%     (6)%     23%    (11)%     (5)%
                                                     ===      ===     ====     ===     ====



COMPARISON OF RESULTS FOR THE QUARTERS ENDED MARCH 31, 1999 AND 1998



     Revenues. Total revenues increased 2% to $8.1 million for the quarter ended March 31, 1999 from $8.0 million for the quarter ended March 31, 1998. During the first quarter of 1998, CD Rom product revenues included revenues attributable to our CD-Insurance division, which was sold in May 1998. Revenues from this product line were $1.5 million for the quarter ended

March 31, 1998. Excluding these revenues from total revenues for the quarter ended March 31, 1998, total revenues for the quarter ended March 31, 1999 increased by 25%.



     Web-based product revenues increased 163% to $6.9 million for the quarter ended March 31, 1999 from $2.6 million for the quarter ended March 31, 1998. The increase was attributable to the addition of new customers, an increase in the number of user seats purchased by existing customers and the sale of new products to existing customers. At the same time, CD Rom product revenues decreased by 77% to $1.2 million in the first quarter of 1999 from $5.3 million in the first quarter of 1998 as OneSource continues to transition away from its legacy CD Rom business.



     Cost of Revenues. Total cost of revenues increased 6% to $3.5 million for the quarter ended March 31, 1999 from $3.3 million for the quarter ended March 31, 1998. As a percentage of total revenues, total cost of revenues increased to 42% for the quarter ended March 31, 1999 from 41% for the quarter ended March 31, 1998. The increase in total cost of revenues was principally due to increased royalty expense for our Web-based products. It was offset partially by a decrease in our costs of revenues relating to the CD Rom product line.



     Cost of Web-based product revenues increased 131% to $3.0 million for the quarter ended March 31, 1999 from $1.3 million for the quarter ended March 31, 1998. As a percentage of Web-based product revenues, cost of Web-based product revenues decreased to 43% for the quarter ended March 31, 1999 from 49% for the quarter ended March 31, 1998, due to an increase in our customer base and expansion of existing customers, which enabled OneSource to better leverage royalty payments and infrastructure expenses.



     Cost of CD Rom product revenues decreased 75% to $0.5 million for the quarter ended March 31, 1999 from $2.0 million for the quarter ended March 31, 1998. This decrease was due to decreased revenues reflecting our shift away from the CD Rom product line. As a percentage of CD Rom product revenues, costs of CD Rom product revenues increased to 39% for the quarter ended March 31, 1999 from 37% for the quarter ended March 31, 1998.



     Selling and Marketing Expense. Selling and marketing expense increased 5% to $2.9 million for the quarter ended March 31, 1999 from $2.8 million for the quarter ended March 31, 1998, principally due to increased expenses incurred to hire new sales personnel and to train new and existing personnel in connection with our Business Browser product line. Selling and marketing expense increased as a percentage of total revenues to 36% for the quarter ended March 31, 1999 from 35% for the quarter ended March 31, 1998.



     Platform and Product Development Expense. Platform and product development expense increased 10% to $1.7 million for the quarter ended March 31, 1999 from $1.6 million for the quarter ended March 31, 1998. Platform and product development expense increased as a percentage of total revenues to 21% for the quarter ended March 31, 1999 from 20% for the quarter ended March 31, 1998. The increase was due principally to increased headcount to meet new product demands.



     General and Administrative Expenses. General and administrative expense decreased 10% to $0.9 million for the quarter ended March 31, 1999 from $1.0 million for the quarter ended March 31, 1998. This decrease was the result of personnel relocation expenses included in the first quarter of 1998. General and administrative expense decreased as a percentage of total revenues to 11% for the quarter ended March 31, 1999 from 12% for the quarter ended March 31, 1998.



     Interest Expense, Net. Interest expense, net of interest income, decreased 62% to $0.1 million for the quarter ended March 31, 1999 from $0.2 million for the quarter ended March 31, 1998 due primarily to an increase in interest income related to invested cash balances from the sale of the CD-Insurance division in May 1998 and the reduction of interest expense related to working capital borrowings.



     Other Income. Other income increased $0.5 million for the quarter ended March 31, 1999 and was attributable to a software license agreement in connection with the sale of our CD-Insurance division for support services provided during the period.


COMPARISON OF RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


     Revenues. Total revenues remained at approximately the same level of $30.4 million for each of the years ended December 31, 1998 and 1997. In May 1998, OneSource sold its CD-Insurance division. Revenues from this product line were $2.6 million for the year ended December 31, 1998 compared to $6.6 million for the year ended December 31, 1997. Excluding these revenues from total revenues for each period, total revenues for the year ended December 31, 1998 increased by 17%.



     Web-based product revenues increased by 385% to $16.1 million for the year ended December 31, 1998 from $3.3 million for the year ended December 31, 1997. The increase was attributable to new customers, an increase in the number of user seats purchased by existing customers and the sale of new products to existing customers. At the same time, CD Rom product revenues decreased by 47% to $14.4 million in 1998 from $27.1 million in 1997 as OneSource continued its transition away from its legacy CD Rom business.


     Cost of Revenues. Total cost of revenues increased 6% to $13.7 million for the year ended December 31, 1998 from $12.8 million for the year ended December 31, 1997. As a percentage of total revenues, total cost of revenues increased to 45% in 1998 from 42% in 1997. The increase in total cost of revenues was principally due to increased royalty expense for our Web-based products. It was offset partially by a decrease in our costs of revenues relating to the CD Rom product line.

     Cost of Web-based product revenues increased 227% to $7.9 million for the year ended December 31, 1998 from $2.4 million for the year ended December 31, 1997. As a percentage of Web-based product revenues, cost of Web-based product revenues decreased to 49% in 1998 from 72% in 1997, due to an increase in our customer base. Royalty expense increased as a result of growth in Business Browser product line revenues and number of user seats sold.

     Cost of CD Rom product revenues decreased 45% to $5.8 million for the year ended December 31, 1998 from $10.4 million for the year ended December 31, 1997. This decrease was due to decreased revenues reflecting our shift away from the CD Rom product line. As a percentage of CD Rom product revenues, cost of CD Rom product revenues increased to 40% in 1998 from 39% in 1997.

     Selling and Marketing Expense. Selling and marketing expense increased 26% to $11.6 million for the year ended December 31, 1998 from $9.2 million for the year ended December 31, 1997 principally due to increased expenses incurred to hire new sales personnel and to train new and existing personnel in connection with our transition to our new Business Browser product line. Selling and marketing expense increased as a percentage of total revenues to 38% in 1998 from 30% in 1997.

     Platform and Product Development Expense. Platform and product development expense decreased 1% to $6.3 million for the year ended December 31, 1998 from $6.4 million for the year ended December 31, 1997, although as a percentage of total revenues it remained constant at 21%. The decrease was due principally to the decrease in salary expense resulting from the elimination of CD-Insurance product development staff in May 1998 upon the sale of that division and the elimination of several CD Rom product management positions. This decrease in salary expense was offset by increased headcount in the Global Strategic Web Applications Team to meet new product demands.

     General and Administrative Expense. General and administrative expense increased 13% to $3.8 million for the year ended December 31, 1998 from $3.4 million for the year ended December 31, 1997 principally due to increased headcount in management information systems and human resources for infrastructure required to accommodate the growth in our business. General and administrative expense increased as a percentage of total revenues to 12% in 1998 from 11% in 1997.

     Interest Expense, Net. Interest expense, net of interest income, decreased 36% to $0.6 million for the year ended December 31, 1998 from $0.9 million for the year ended December 31, 1997 due to an increase in interest income related to invested cash balances from the sale of the CD-Insurance product line in May 1998.

     Gain on Sale of Product Line. As a result of the sale of the CD-Insurance division, we recorded a gain of $12.8 million. This gain reflects cash proceeds received of $11.0 million together with recognition of deferred revenues of $3.1 million and $0.6 million of deferred subscription costs due to the transfer of related service obligations, net of transaction related expenses.

     Income Taxes. The income tax provision for the year ended December 31, 1998 was $0.3 million and is directly related to the gain on the sale of the CD-Insurance division. Although the gain on the sale created significant taxable income for 1998, such gain was largely offset by utilizing our net operating loss carryforwards.

COMPARISON OF RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues remained at approximately the same level of $30.4 million for each of the years ended December 31, 1997 and 1996. Web-based product revenues increased to $3.3 million for the year ended December 31, 1997 from $15,000 for the year ended December 31, 1996 due to the addition of new customers. At the same time, CD Rom product revenues decreased by 11% to $27.1 million in 1997 from $30.4 million in 1996 as we began our transition to Web-based products.

     Cost of Revenues. Total cost of revenues increased 2% to $12.8 million for the year ended December 31, 1997 from $12.5 million for the year ended December 31, 1996. As a percentage of total revenues, total cost of revenues increased marginally to 42% in 1997 from 41% in 1996. This increase in total cost of revenues was due principally to increased royalty expense for our

Web-based products. It was partially offset by a decrease in our costs of revenues relating to the CD Rom product line.

     Cost of Web-based product revenues increased to $2.4 million for the year ended December 31, 1997 from $0.3 million for the year ended December 31, 1996 due to a substantial increase in Web-based customers and related royalty expenses. Cost of CD Rom product revenues decreased 15% to $10.4 million for the year ended December 31, 1997 from $12.2 million for the year ended December 31, 1996. This decrease reflected our shift away from the CD Rom product line. As a percentage of CD Rom product revenues, cost of CD Rom product revenues decreased to 39% in 1997 from 40% in 1996.

     Selling and Marketing Expense. Selling and marketing expense increased 7% to $9.2 million for the year ended December 31, 1997 from $8.6 million for the year ended December 31, 1996 principally due to increased headcount and related expenses. Total selling and marketing expense increased as a percentage of total revenues to 30% in 1997 from 28% in 1996.

     Platform and Product Development Expense. Platform and product development expense decreased 12% to $6.4 million for the year ended December 31, 1997 from $7.3 million for the year ended December 31, 1996 principally due to the decrease in headcount and related expenses, as well as lower contractor expense. The reduction in headcount was exclusively in the platform development organization as we ceased all development efforts related to the CD Rom platform in 1997 and shifted all resources to Web-based platform and product development. Platform and product development expense decreased as a percentage of total revenues to 21% in 1997 from 24% in 1996.

     General and Administrative Expense. General and administrative expense decreased 7% to $3.4 million for the year ended December 31, 1997 from $3.7 million for the year ended December 31, 1996 principally due to the decrease in amortization expense of intangibles. The amortization of $9.9 million of intangibles, originally recorded in 1993 at the time of the management buy-out of OneSource from Lotus, ended in 1997 with expense of $25,000 compared to $0.7 million in 1996. Increased salary and related expense, resulting from increased headcount for infrastructure required to meet demands in management information systems, contracting and UK finance management, partially offset the decrease in amortization. General and administrative expense decreased as a percentage of total revenues to 11% in 1997 from 12% in 1996.

     Interest Expense, Net. Interest expense, net of interest income, increased 27% to $0.9 million for the year ended December 31, 1997 from $0.7 million for the year ended December 31, 1996 due to increased borrowings for working capital requirements in 1997.

     Gain on Sale of Product Line. In June 1997, we sold our CD-Banking product line for $0.7 million. As a result of the sale, we recorded a gain of $0.5 million which is net of transaction related expenses.

QUARTERLY RESULTS OF OPERATIONS AND OTHER DATA


     The following tables set forth a summary of OneSource's unaudited quarterly operating results for each of the eight quarters in the two-year period ended March 31, 1999. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the Consolidated Financial Statements appearing elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with OneSource's Consolidated Financial Statements and Notes thereto. Our operating results and other data for any quarter are not necessarily indicative of results for any future period.



                                                                          QUARTER ENDED
                                     ---------------------------------------------------------------------------------------
                                                  1997                                    1998                        1999
                                     -------------------------------   ------------------------------------------   --------
                                     JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Revenues:
  Web-based product................   $  369     $  979      $1,792    $ 2,628    $ 3,419     $ 4,479    $ 5,532    $ 6,903
  CD Rom product...................    7,383      6,309       6,032      5,322      4,273       2,725      2,050      1,240
                                      ------     ------      ------    -------    -------     -------    -------    -------
Total revenues.....................    7,752      7,288       7,824      7,950      7,692       7,204      7,582      8,143
                                      ------     ------      ------    -------    -------     -------    -------    -------
Cost of revenues:
  Web-based product................      451        718         892      1,287      1,872       2,070      2,634      2,970
  CD Rom product...................    2,747      2,523       2,405      1,979      1,643       1,159      1,011        487
                                      ------     ------      ------    -------    -------     -------    -------    -------
Total cost of revenues.............    3,198      3,241       3,297      3,266      3,515       3,229      3,645      3,457
                                      ------     ------      ------    -------    -------     -------    -------    -------
Gross profit.......................    4,554      4,047       4,527      4,684      4,177       3,975      3,937      4,686
                                      ------     ------      ------    -------    -------     -------    -------    -------
Operating expenses:
  Selling and marketing............    2,195      2,346       2,458      2,797      2,904       2,861      3,015      2,927
  Platform and product
    development....................    1,745      1,608       1,478      1,561      1,528       1,638      1,586      1,718
  General and administrative.......      749        686       1,037        957      1,051         897        942        860
                                      ------     ------      ------    -------    -------     -------    -------    -------
    Total operating expenses.......    4,689      4,640       4,973      5,315      5,483       5,396      5,543      5,505
                                      ------     ------      ------    -------    -------     -------    -------    -------
Loss from operations...............   $ (135)    $ (593)     $ (446)   $  (631)   $(1,306)    $(1,421)   $(1,606)   $  (819)
                                      ======     ======      ======    =======    =======     =======    =======    =======

                                                                 (PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Web-based product................        5%        13%         23%        33%        44%         62%        73%        85%
  CD Rom product...................       95         87          77         67         56          38         27         15
                                      ------     ------      ------    -------    -------     -------    -------    -------
Total revenues.....................      100        100         100        100        100         100        100        100
                                      ------     ------      ------    -------    -------     -------    -------    -------
Cost of revenues:
  Web-based product................        6         10          11         16         24          29         35         36
  CD Rom product...................       35         35          31         25         22          16         13          6
                                      ------     ------      ------    -------    -------     -------    -------    -------
Total cost of revenues.............       41         45          42         41         46          45         48         42
                                      ------     ------      ------    -------    -------     -------    -------    -------
Gross profit.......................       59         55          58         59         54          55         52         58
                                      ------     ------      ------    -------    -------     -------    -------    -------
Operating expenses:
  Selling and marketing............       28         32          32         35         38          40         40         36
  Platform and product
    development....................       23         22          19         20         20          23         21         21
  General and administrative.......       10          9          13         12         13          12         12         11
                                      ------     ------      ------    -------    -------     -------    -------    -------
    Total operating expenses.......       61         63          64         67         71          75         73         68
                                      ------     ------      ------    -------    -------     -------    -------    -------
Loss from operations...............       (2)%       (8)%        (6)%       (8)%      (17)%       (20)%      (21)%      (10)%
                                      ======     ======      ======    =======    =======     =======    =======    =======

OTHER DATA FOR WEB-BASED PRODUCTS
  (AS OF THE QUARTER END)
  (UNAUDITED):                                           (IN THOUSANDS, EXCEPT NUMBER OF CUSTOMERS DATA)
Annualized contract value..........   $2,430     $4,815      $8,973    $11,854    $14,619     $19,754    $25,920    $28,338
Number of customers................       92        149         233        279        322         386        445        460
Average annualized contract value
  per customer.....................   $ 26.4     $ 32.3      $ 38.5    $  42.5    $  45.4     $  51.2    $  58.2    $  61.6

     Annualized contract value represents the invoiced fees for one month for all customer contracts for Web-based products in effect at the measurement date, multiplied by 12, without regard to the actual duration of such contracts. At June 30, September 30 and December 31, 1997 and March 31, June 30, September 30 and December 31, 1998 and March 31, 1999, annualized contract value was calculated by multiplying the total amount of fees invoiced for one month and included in deferred revenues for all customer contracts for Web-based products at June 30, September 30 and December 31, 1997 and March 31, June 30, September 30 and December 31, 1998 and March 31, 1999 of $202,500, $401,250 and $747,750
and $987,850, $1,218,250, $1,646,200 and $2,160,000 and $2,361,500,
respectively, by 12.


     Our quarterly revenues, gross profits and results of operations have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future. In addition, we believe that an important measure of our business is the annualized contract value at the end of each period, which also may fluctuate. Causes of such fluctuations have included and may include, among other factors:

        - changes in demand for our products

        - the dollar value and timing of both new and renewal subscriptions

        - competition (particularly price competition)


        - increases in selling and marketing expenses, as well as other operating expenses


        - technical difficulties or system downtime affecting our products on the Web generally

        - economic conditions specific to the Web, as well as general economic conditions

        - consolidation of our customers


In addition, a substantial portion of our expenses, including certain product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our projected revenue does not meet our expectations, then we are likely to experience an even larger shortfall in our operating profit (loss) relative to our expectations.



     Annualized contract value depends upon the timely renewal or upgrade of existing customers and the sale to new customers of subscription agreements within a quarter and can be difficult to forecast accurately. In addition, we have experienced some quarterly seasonality in contract bookings with a significant amount of activity occurring in the fourth quarter of a given year. Accordingly, these timing variations can create shortfalls in revenues in relation to our expectations and have an adverse effect on our operating results.


LIQUIDITY AND CAPITAL RESOURCES

     Since acquiring our business from Lotus in 1993, we have funded our operations through a combination of seller financing, proceeds received from the sale of Class P common stock and common stock in connection with the purchase of the business from Lotus, bank debt, proceeds received from the sale of non-strategic lines of business, capitalized equipment leases and cash flows from operations.


     Our cash and cash equivalents totaled $6.7 million at March 31, 1999, as compared to $0.4 million at March 31, 1998, an increase of $6.3 million. Net cash of $1.2 million was provided by operations for the year ended December 31, 1998, primarily resulting from growth in contracts invoiced for the period. Net cash of $1.0 million was used in operations in the quarter ended March 31, 1999.



     Net cash provided by investing activities for 1998 was $9.0 million, primarily reflecting net cash proceeds from the sale of the CD-Insurance division, offset partially by expenditures of $1.3 million for property and equipment. Net cash used in investing activities for the quarter ended March 31, 1999 was $0.8 million. Net cash used in financing activities for the year ended December 31, 1998 was $2.0 million reflecting primarily repayments on our line of credit, term loan and capital lease obligations. Net cash used by financing activities for the quarter ended March 31, 1999 was $0.1 million.


     We do not currently have a line of credit but intend to enter into a revolving line of credit for letters of credit and general working capital.


     We have a note outstanding to Lotus and the principal amount outstanding at December 31, 1998 was $6.2 million. This note plus accrued interest is due September 8, 2000 and a repayment of a portion of the note would be required upon completion of this offering. We intend to repay the note upon the completion of this offering. Upon repayment of the note, OneSource will recognize a one-time expense of approximately $0.3 million relating to the unamortized portion of the original issue discount.


     We currently anticipate capital expenditures of approximately $2.8 million for 1999, including approximately $0.9 million in connection with the relocation of our corporate headquarters, which is scheduled to occur in June 1999.

     We expect to investigate the possibility of investing in or acquiring complementary businesses, products or technologies, although we have not entered into any commitments or negotiations with respect to any such transactions.

     We believe that our net proceeds from this offering, together with our current cash and cash equivalents and funds anticipated to be generated from operations, will be sufficient to satisfy working capital and capital expenditure requirements for at least the next twelve months.

YEAR 2000 READINESS DISCLOSURE STATEMENT

     We have established a Year 2000 compliance program and we anticipate that our products and internal systems should operate correctly at the turn of the century. We have been performing Year 2000 tests for the past three years. Initial Year 2000 work was organized in late 1996 to certify readiness of the proprietary client software associated with our CD Rom product line. A more formal organizational effort involving senior management, product managers, developers and quality assurance personnel was established in early 1998.

     Compliance Program. The scope of OneSource's compliance program focuses on four key areas: products, third-party information providers, third-party software applications and internal systems. Our compliance program involves a three-step process to evaluate each of the key areas, which includes


     - inventory review,



     - assessment/testing and



     - resolution and contingency planning.

     Products. We have assessed existing products to review OneSource's overall compliance status. We have decided not to test those products that will be discontinued prior to December 31, 1999. This includes, for example, all products associated with our CD Rom product line with the exception of the "UK Companies" product, which we expect to produce beyond 1999. We have established clear migration paths for those customers who have products installed that will be discontinued. As of February 1999, we had completed almost all work associated with creating internal company awareness of Year 2000 issues, organizing and executing high-level plans to address the concern, and inventorying existing systems, data, and software dependency for Year 2000 exposure. We estimate that as of March 1999 we had completed about 90% of the process of analyzing the impact of Year 2000 issues company-wide and developing detailed plans for resolving problem situations. We are in the midst of implementing those plans. Resolution of outstanding Year 2000 issues for non-Information Services applications are being incorporated with plans to move our corporate offices in June 1999. Projects that involve IS-related issues, particularly those processes that prepare and deliver data in our products, are expected to be completed in May 1999, with follow-up testing, if required, extending through August 1999. In terms of verifying and planning for Year 2000 compliance for our products, we use the British Standards Institute's definition of Year 2000 compliance as stated in DISC PD2000-1:1998: A Definition of Year 2000 Conformity Requirements. According to this definition, Year 2000 conformity means that neither performance nor functionality is affected by dates prior to, during and after the year 2000, and according to the following rules:


        - No value for current date will cause any interruption in operation

        - Date-based functionality must behave consistently for dates prior to, during and after the year 2000

        - In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules

        - Year 2000 must be recognized as a leap year

     New products under development for this year and next have Year 2000 qualification as part of their standard test plans. Products that fail their standard test plans are not released to customers.


     Third-Party Information Providers. OneSource relies on content provided by third-party information providers. Communication with our information providers with respect to their Year 2000 compliance status was largely complete as of February 1999. OneSource's goal is to have all information providers' compliance responses complete by May 31, 1999. We are also trying to minimize our dependence on third-party information providers' external date formats by accommodating changes in date format within our existing production processes.



     Third-Party Application and System Software. OneSource invests in third-party software as components of the data storage and delivery requirements of our products. We have identified an exhaustive list of such systems along with research of the current status of their Year 2000 compliance efforts. We completed this research in February 1999. Confirmation of compliance or a specific plan to replace any non-compliant resource was completed in March 1999. Only a short list of these resources remains non-compliant as of April 1999. While OneSource is committed to taking every reasonable action to obtain assurances from such business partners that their software is Year 2000 compliant, we cannot guarantee the performance of such business partners or predict whether any of the assurances provided by them may be accurate or realistic.


     Internal Systems. OneSource has completed its inventory of its internal systems and its assessment of such systems' compliance status is approximately 90% complete, with an anticipated completion date of May 31, 1999. The scope of these systems ranges from accounting, payroll, communications, network hardware and applications, Internet access, internal information systems and data production systems. The majority of our internal systems and equipment are currently Year 2000 compliant. Some existing Year 2000 issues, including OneSource's phone switch and some components of the Corporate Local Area Network, will be addressed as part of the relocation of our offices in June 1999.



     Costs. To date we have not relied on outside consulting expertise for assessing our products or testing for Year 2000 related issues. We are utilizing internal personnel to identify Year 2000 readiness in our supported products, network hardware/applications, internal business and information systems. A large number of our personnel are necessarily involved in this work. We estimate that the aggregation of all such efforts represents an equivalent of six full-time employees. Not included in this estimate are those indirect costs associated with time spent by management or staff discussing Year 2000 issues internally or with third parties. Such discussions are handled by existing employees in the ordinary course of business. We have not identified the need to hire additional staff specifically to address third-party questions or concerns.


     Risks. With regard to third-party information suppliers, OneSource is addressing, through normal operating procedures any concerns that third-party information providers may have delivery problems associated with Year 2000 issues. OneSource is identifying issues by internal quality assurance or editorial reviewers. When identified, issues are being handled by contacting the information provider who may correct the problem at the source or by developing a workaround in the software. The risks associated with delivery problems present more serious issues for us as our products could be deprived of certain data content.

     While OneSource does not anticipate a failure in its ability to deliver data, and has established contingency plans as discussed below, such a failure may


     - have a material adverse effect upon our business, financial condition and results of operations



     - require us to incur unanticipated material expenses to remedy any problem



     - result in litigation due to our inability to fulfill our contractual obligations



In such cases, we would likely suffer a disruption in our revenue stream and operations could be materially impacted.



     Contingency Plans. At this time, our contingency plans relating to the above discussed Year 2000 issues include having additional support staff and programmers on call for rapid response dealing with any disruption of our business during a critical date transition, for example January 1, 2000 or February 29, 2000. Our assessment of our products and internal systems for Year 2000 compliance will be an ongoing effort throughout the remainder of this year. The information contained herein is the product of conclusions made from the information and test results available to OneSource at this time.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. We do not expect SOP 98-1, which is effective for OneSource beginning January 1, 1999, to have a material effect on our financial condition or results of operations.

     In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for OneSource's calendar year 1999 financial statements and we do not expect its adoption to have a material effect on our financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not expect SFAS No. 133 to have a material effect on our financial condition or results of operations.

                                    BUSINESS


     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors."


OVERVIEW

     OneSource provides Web-based business and financial information to professionals who need quick access to reliable corporate, industry and market intelligence. Our Business Browser product line integrates comprehensive and up-to-date business and financial information on over one million public and private companies from more than 25 information providers drawing upon over 2,500 sources of content. These sources include both textual information, such as news, trade press, SEC filings, executive biographies and analyst reports, and numeric information, such as company financial results, stock quotes and industry statistics. Our customers access this information over the Internet using standard Web browsers at a fixed annual subscription price.

     Our products are designed to address information needs of leading professional and financial services firms, technology companies and other large organizations. Representative customers include American Express, Bain & Company, BankAmerica, Boeing, British Telecom, Deloitte & Touche, Ernst & Young, Harvard Business School, KPMG Peat Marwick, MCI/Worldcom, Merrill Lynch, Oracle and SAP.


     At March 31, 1999, 460 organizations subscribed to our Web-based Business Browser product line, up from 279 at March 31, 1998. On average, our customers for Web-based products at March 31, 1999 had an annualized contract value of $61,604 per customer, compared to $42,489 per customer at March 31, 1998. The annualized value of Business Browser customer contracts was $25.9 million at December 31, 1998, having grown from $9.0 million at the end of 1997. Of this $25.9 million, $14.2 million was attributable to those customers that were under contract at both December 31, 1997 and 1998. The renewal rate of the Business Browser product line for 1998 was 90% calculated on a dollar basis.


INDUSTRY BACKGROUND


     According to Simba, the market for all Web-based and on-line business information services was nearly $24.8 billion in 1997 and is projected to grow to almost $39.8 billion in 2002. This reflects a compound annual growth rate of 9.9%. Simba also reported that the primary market segment in which OneSource participates--Web-based and on-line financial news, current awareness and research services--was $5.4 billion in 1997 and is projected to grow to $9.8 billion in 2002. This reflects a compound annual growth rate of 12.6%.


     Recent industry growth has been driven by corporations and other enterprises recognizing that productivity and competitiveness depend on extensive knowledge of external information, including information about industries, customers, competitors, prospects, business trends, breaking news and market data. These organizations have already invested heavily in Internet connectivity and networked computing infrastructures to manage internal information and are seeking to leverage these infrastructures to access and manage external information.

     The task of finding and using external information is often difficult and cumbersome. Traditional, textual sources such as newspapers and directories require hours to search. A centralized library can be costly to establish and maintain and can be an inefficient and incomplete information source. While the emergence of the Web has greatly increased access to information, finding comprehensive, precise, up-to-date, relevant and reliable information on the Web can still be time-consuming and difficult. While other on-line services can be useful research tools in certain circumstances, most of these services currently focus on specific areas of content, such as financial data or news. They do not provide the full range of data required by professionals. In addition, most on-line services charge a fee for each search performed.

     Traditional sources, the Web and existing on-line services do not adequately meet the information needs of many professionals who want to compete effectively in today's fast-paced, global, customer-focused marketplace. These professionals and their organizations demand external information that is:

        - easily accessible in a user-friendly format

        - comprehensive and includes both textual and numeric information

        - derived from multiple, high quality sources

        - integrated at a single site

        - delivered on a platform that allows interpretation, manipulation and analysis

        - available throughout the enterprise at a fixed cost

        - delivered in a product easily implemented and supported on a corporate network

THE ONESOURCE SOLUTION

     OneSource's Business Browser product line is designed to be a comprehensive and easy to use business and financial information resource for professionals who need quick access to reliable corporate, industry and market intelligence.

     Business Browser products integrate over 2,500 sources of business information from more than 25 category-leading business and financial information providers. These sources include both textual information, such as news, trade press, SEC filings, executive biographies and analyst reports, and numeric information, such as company financial results, stock quotes and industry statistics. OneSource uses its proprietary KeyID technology to sort, prioritize, integrate and link information on over one million public and private companies worldwide.

     Our Business Browser product line is accessed through a standard Web browser that is already available and familiar to end-users. Because our products are based on standard Web technology, our customers require minimal installation and systems support and users have full access to the products at any time from anywhere via the Internet.

     OneSource focuses on the functional uses of the business and financial information it delivers. The Business Browser product line has been designed for use not only by traditional users of business information, but also throughout an organization, including sales, marketing, finance and management professionals. We apply our knowledge of how business professionals use information to transform raw, disparate data into meaningful, actionable information. We focus on integrating and presenting information so that interpretation, manipulation and analysis can be performed more easily by the end user. Because the interface is built around the inquiries of professionals, users require minimal training to become productive quickly.

     OneSource's pricing strategy is designed to be particularly attractive to large organizations. The Business Browser product line is available at a fixed annual subscription price which declines on a per-user basis as the total number of users increases for that customer. The fixed-price model encourages professionals to use the products as needed without concern with additional charges, and a declining marginal price per user encourages customers to distribute our products widely throughout their organizations.

STRATEGY

     Our goal is to become a leading Web-based provider of business and financial information to professionals worldwide. To accomplish that goal, we have adopted the following strategies:

     --Focus on Information Needs of Professionals in Large Organizations. We believe that professional and financial services firms, technology companies and other large organizations have the widely distributed Web access necessary to take advantage of the Business Browser product line and are most likely to be willing to purchase external information services to gain the competitive advantages available through our products. While many alternative products are focused on small organizations and individual consumers, our product and pricing strategies and sales and marketing efforts have been designed to address the needs of large enterprises.


     --Expand Customer Base. At March 31, 1999, 460 organizations subscribed to our Web-based Business Browser product line, up from 279 at March 31, 1998. One group of our direct sales force, our account executives, concentrates primarily on selling the Business Browser product line to new customers. We intend to continue to invest in training our sales force and in recruiting technically qualified sales personnel to sell Business Browser products. In addition, while the traditional users of on-line business information services have been primarily financial analysts and professional service providers, we have expanded our target customer base to include corporations which are purchasing our products for use by their sales, marketing, finance and management professionals. We also intend to explore selective third-party distribution of our products primarily to expand geographic coverage. For example, we recently entered into an agreement with Dun & Bradstreet under which they will serve as a distributor of our European Business Browser product.


     --Leverage Existing Customer Base. We will continue to seek to increase sales to existing customers by expanding the number of authorized user seats at each customer and by upgrading customers to new products, more extensive content and increased functionality. Each customer is assigned an account manager who is responsible for that customer's retention, monitoring that customer's needs and assisting that customer with rollouts and upgrades. The average annualized contract value at December 31, 1998 of Business Browser customers who were also customers at December 31, 1997 was $76,143 per customer, compared to $38,512 per customer at December 31, 1997, an increase of 98% during the course of the year.

     --Expand Content and Product Offerings. Since introducing Business Browser in December 1996, we have followed a strategy of enhancing the Business Browser product line by adding content from new sources, increasing functionality and designing products tailored to particular markets. For example, in January 1999 we introduced European Business Browser, which includes content focused on the European market, and in December 1998 we introduced

AppLink, which permits customers to integrate content from Business Browser products within the customer's own intranet applications, such as sales force automation applications.


     --Strategic Alliances and Possible Acquisitions. We will seek to expand our distribution channels in part by seeking strategic alliances with partners, such as vendors of sales automation software, who may use AppLink to integrate content from the Business Browser products into their software offerings. In addition, OneSource may seek additional content sources, distribution channels or technology through selective acquisitions or strategic alliances. While we discuss potential acquisitions, investments and alliances from time to time, we currently have no commitments or arrangements regarding any potential acquisitions, investments or alliances.


PRODUCTS

  Business Browser Product Line

     The Business Browser product line includes:

     US BUSINESS BROWSER. Released in December 1996, US Business Browser is focused specifically on the US and Canada. It contains a subset of business and financial information from the Global Business Browser product. It covers over 250,000 public and private companies in the US and Canada.

     UK BUSINESS BROWSER. Released in September 1997, UK Business Browser is a comprehensive source of information on over 350,000 public and private companies in the UK.

     GLOBAL BUSINESS BROWSER. Released in December 1997, Global Business Browser is a single, integrated resource that provides information on over 350,000 public and private companies from around the world.

     EUROPEAN BUSINESS BROWSER. Released in January 1999, European Business Browser provides users with a comprehensive database on 300,000 public and private companies across Europe, including 50,000 UK companies. An important source of data for the European Business Browser is Dun & Bradstreet, a leading business information source.

     Business Browser delivers information in an integrated format. This allows customers to obtain different types of information from multiple sources in a single report. Business Browser products organize data around business applications and transform raw, disparate data into meaningful, actionable information, delivered according to the characteristics users have defined and in the custom formats, tables and reports that users require. Users who need to perform detailed analysis can also easily transfer quantitative data into spreadsheets or other desktop tools, such as contact management software.

     Specific applications available through the Business Browser product line include:

        - "Company Profiler" delivers integrated reports on a company's history, products, competition, industry, executives, current news articles and financials. Both summary and detailed company reports are available, depending on the user's need. In addition, "Corporate Family Reports" allow users to quickly map relationships among subsidiaries and divisions of corporations.

        - "WatchList Update" automatically keeps track of new articles, news stories, financial filings and research reports on the companies the user monitors.

        - "Industry Profiler" delivers reports on market size, segmentation, financial norms, ratios and forecasts for a specified industry, as well as participants, industry news and analysis, and creates research reports with graphs and statistics that help track industry trends.

        - "Company Finder" screens companies by defining key search characteristics to deliver a targeted list by industry, geography, size, revenues, employment or other key characteristics.

        - "Topic Search" screens news stories, research reports, business descriptions and trade articles for information by topic.

        - "Executive Search" provides users with reports on business leaders by name, company, location, schools and affiliated organizations.

  Additional Software Applications

     Two additional software applications are available with Business Browser products.

     BUSINESS BROWSER AP. Business Browser AP, which became commercially available in August 1997, is an advanced Web-based quantitative analysis tool available as an option with all of the Business Browser products other than European Business Browser. Business Browser AP lets users screen across a wide range of public company financial statement items, ratios, growth rates and other criteria. It also allows users to produce detailed quantitative reports of their own design. Business Browser AP also makes EDGAR documents more user friendly by removing confusing computer codes, formatting tables for easy viewing and printing, and allowing users to export tables to a spreadsheet.


     BUSINESS BROWSER APPLINK. Business Browser AppLink, which became commercially available in December 1998, is a software toolkit that allows customers to easily incorporate Business Browser content, like company profiles, news, business and trade articles, analyst reports, executive biographies, industry intelligence and financial data, directly into corporate intranet applications. Users have the ability to integrate in-depth, objective external business information into their existing internal applications such as prospect and customer databases, sales force automation tools, enterprise reporting software and corporate Web applications. No special client software or dedicated servers are necessary. AppLink-enabled applications are currently under development at a number of client sites.


  Legacy CD Rom Products

     Prior to our introduction of Business Browser in 1996, we distributed business information on CD Rom. Having made the strategic decision to transition to a completely Web-based business, we began in 1998 to phase out our CD Rom products. We expect that all but two of these products will be completely phased out by the end of 1999, with the remaining two products being phased out shortly thereafter.

PLATFORM AND PRODUCT DEVELOPMENT


     The product development function is currently carried out by 39 employees in our Global Strategic Web Applications Team. This team includes product managers who define functional software components, end user interfaces, report formats and content requirements; product development engineers who take content feeds from information partners and write database loader code; and the KeyID team whose role, through both programming and editorial expertise, is to ensure consistent integration and presentation of information from multiple underlying sources of content.

     Our product development strategy is to deliver a broad range of information on a software platform which allows end users to efficiently research their business questions. Since the inception of the Business Browser product line, we have consistently added sources of content and improved the software functionality for users. In the future, we expect to continue to make these types of improvements to our product line.

     The product development team uses our proprietary KeyID technology to integrate and link public and private companies worldwide from multiple databases, each with its own set of incompatible identifiers. Through a combination of proprietary programmatic and editorial means, this technology enables us to provide a single and unified presentation from multiple underlying company databases. It also manages multiple SIC codes and industry mappings assigned to companies by disparate databases and reclassifies the companies to comparable categories. The system also keeps track of company name synonyms to allow searching by commonly used alternative company names. The synonyms feature allows the user to input one company name or term and to access all information for that company although it may be categorized under different names or terms depending on the database. In total, the KeyID database contains 1.1 million companies, 1.7 million synonyms and 40,000 URLS.

INFORMATION PROVIDERS

     Each Business Browser product combines an array of carefully chosen financial, company, industry, executive and news-related content obtained from leading business and financial information providers identified by our Global Strategic Web Applications Team. The following table lists the type of content provided by our current information providers and which Business Browser products include that content.

---------------------------------------------------------------------------------------------
                                                                   BUSINESS BROWSER PRODUCT
                                                                  ---------------------------
      TYPE OF INFORMATION             INFORMATION PROVIDER        GLOBAL   US    UK     EURO
---------------------------------------------------------------------------------------------
 Company Information...........  CorpTech                           X       X
                                 Dun & Bradstreet                                        X
                                 Extel (Primark)                    X
                                 Graham & Whiteside Limited         X
                                 Hemmington Scott                                 X
                                 Hoover's Inc.                      X       X
                                 ICC                                              X
                                 InfoUSA                            X       X
                                 Market Guide                       X       X
                                 Reed Elsevier                      X       X
                                 Worldscope (Disclosure Inc.)       X
 Industry Reports and Data.....  McGraw-Hill                        X       X
                                 Integra                            X       X
                                 The Gale Group                     X       X
                                 Snapshots Intl                     X       X     X      X
 News and Newsletters..........  Asia Pulse                         X       X     X      X
                                 Comtex News                        X       X     X      X
                                 Phillips Newsletters               X       X     X      X
                                 Reuters News                       X       X     X      X
 Business and Trade Press......  Responsive Database Services       X       X     X      X
                                 Information Access Company         X       X     X      X
 Executive Biographies.........  Marquis Who's Who                  X       X
                                 Standard & Poor's Register         X       X
 Stock Quotes..................  Datastream                                       X
                                 Quote.com                          X       X
 Investment Reports............  Investext                          X       X     X
 Published Statistical           Responsive Database Services       X       X
    Tables.....................
 SEC Filings...................  EDGAR                              X       X
---------------------------------------------------------------------------------------------


     We enter into contracts with our information providers which are generally for a term of at least one year, and which renew for the same period if not canceled with advance notice. These contracts may be terminated under certain circumstances. For more information, see "Risk Factors--If our information providers stopped doing business with us, we could not continue to sell Business Browser." Under these arrangements, royalties are generally paid on a quarterly basis to information providers. Royalties are typically calculated either as a flat percentage of our revenues or as a per-user fee that declines as the number of authorized users of the product increases. In limited cases, we pay a fixed fee per period for unlimited use of the information.

CUSTOMERS


     At March 31, 1999, 460 organizations had subscribed to our Web-based Business Browser product line, up from 279 at March 31, 1998. On average, our customers at March 31, 1999 had an annualized contract value of $61,604 per customer, compared to $42,489 per customer at March 31, 1998. The annualized contract value of customer contracts for Business Browser products was $25.9 million at December 31, 1998, having grown from $9.0 million at December 31, 1997. The following is a representative list of significant customers in each of our primary industry sectors:


PROFESSIONAL SERVICES
Arthur Andersen
Arthur D. Little
Bain & Company
Cambridge Technology Partners
Deloitte & Touche
EDS
Ernst & Young
KPMG
Watson Wyatt

OTHER CORPORATIONS
Avery Dennison
Bayer
Boeing

British Telecom

Cargill
Coca Cola
General Electric

GTE

Johnson & Johnson
Pitney Bowes
Sears
FINANCIAL SERVICES
American Express
BankAmerica

BankBoston


Bank of Scotland

Bank of Tokyo
Bear Stearns
Credit Lyonnais
First Union Bank
Merrill Lynch
Oppenheimer
Royal Bank of Canada

BUSINESS SCHOOLS
Dartmouth
Duke
Harvard
Stanford
University of Florida
University of Southern California
University of Texas
Yale
TECHNOLOGY
AT&T

Compaq


Data General

JD Edwards
Lockheed Martin
MCI/Worldcom
Nortel
Oracle
PeopleSoft

Platinum Technology

SAP
Sun Microsystems

     At December 31, 1998, approximately 60% of our annualized contract value for Web-based products came from customers in the professional services and financial services sectors, which have been the traditional customers for business information products. The remaining 40% of our annualized contract value at December 31, 1998 for Web-based products represented customers in sectors that have not historically been heavy consumers of business information products. At these customers, Business Browser products are used by professionals throughout the organization, including sales, marketing, finance and management personnel, as a result of the products' ease of use and availability over the Web.

SALES AND MARKETING


     We market our products through a direct sales force and marketing staff, which as of March 31, 1999 consisted of 69 full-time employees based at five locations throughout the US and one location in the UK. The sales function breaks down into two major parts:


        - the initial sale, which is conducted by account executives

        - customer retention and growth through the sale of additional seats and upgrades, which are primarily handled by account managers

     As of March 31, 1999, we had 19 account executives and 15 account managers. Compensation for account executives and account managers is comprised of base salary plus commission. The commission component typically constitutes 50% and 40% of the compensation of account executives and account managers, respectively. We also employ a telemarketing group which assists in generating leads for the account executives. As of March 31, 1999, there were seven members of the telemarketing group.


     Business Browser products are sold on a subscription basis, generally for a one-year period. Customers typically prepay for annual subscriptions. Typically, contracts automatically renew for the same period prior to expiration unless canceled by the client. The Business Browser product line is available at a fixed annual subscription price which declines on a per-user basis as the total number of users increases. The fixed-price model encourages business professionals to use the products as needed without concern with additional charges, and a declining marginal price per user encourages customers to distribute the products widely throughout their organizations. List prices as of January 1, 1999 ranged from $20,000 per year for a single user seat to $290,000 per year for 1,000 user seats.

CUSTOMER SUPPORT


     We provide both on-site and telephone support for clients. As of March 31, 1999, we had eight field support consultants who provide assistance before and after sales are completed. For example, they assist in managing free product trials for prospective customers and expanding the availability of our products to additional users through training and rollout initiatives within an organization. They also provide technical consulting which may be requested, such as the customization of Web pages for large clients or the building of prototype applications using AppLink.



     As of March 31, 1999, we had six telephone-based customer support representatives in the U.S. and one in the UK. These representatives operate the telephone help desk which is open from 8:00 a.m. to 8:00 p.m. Monday through Friday.


WEBSITE TECHNOLOGY AND OPERATIONS

     OneSource has designed its Website architecture to be open, flexible, scaleable and reliable. The architecture is designed to accommodate an evolving collection of third-party technologies that together provide the functionality required by our products' applications. These technologies are adapted and integrated with software developed in-house. As a result, we believe our systems are flexible enough to upgrade or change software as new, improved third-party software products are developed or as we develop our own new software.

     Our on-line architecture was also designed to be able to expand easily and efficiently as usage grows. By treating the core backoffice technologies as system "objects," we have constructed a natural environment for simply adding additional copies of specific servers, as needed, to share the load. Besides load sharing and usage expansion, this setup also provides natural failover capabilities for the system. Any given server can suffer a problem and one or several backups share the load while the problem is corrected.

     The OneSource on-line site is located at a dedicated hosting facility managed by GTE/BBN Internetworking. It is a node on the GTE/BBN Internet backbone. The system is available 24 hours a day, seven days a week. For more information, see "Risk Factors--If our Website service is disrupted, our customers could lose access to Business Browser and our reputation could be harmed."


     The engineering team closely monitors the usage, delivery performance and availability of the system. Particular attention is paid to individual product usage, relative levels of customer activity, speed of data retrieval and delivery, peak usage figures, uptime statistics and power requirements. This engineering team is key to maintaining continuous service for our customers.

COMPETITION


     The business information services industry is intensely competitive. We face direct or indirect competition from numerous companies as described in "Risk Factors--Competition in our industry is intense and many of our competitors have greater resources than we do; this competition may adversely affect our financial results," "--Free information may lessen the demand for Business Browser," and "--Increased competition could result in price reductions, reduced gross margins and loss of market share."


     The principal competitive factors in our industry are availability of comprehensive and integrated business and financial information, ease of use, support and training required and price/performance characteristics. We believe that Business Browser products are differentiated from the products offered by other providers because of our ability to deliver information from many different, competing providers on an enterprise-wide basis. We also believe that our focus on integrating and presenting information so that interpretation, manipulation and analysis can be performed more easily also differentiates our products.

EMPLOYEES


     We had 168 full-time employees as of March 31, 1999, including 69 in sales and marketing, 20 in engineering, 16 in production/on-line support, 24 in finance and administration and 39 on our Global Strategic Web Applications Team. Our employees are not represented by any collective bargaining organization. We have never experienced a work stoppage and we believe our relationships with our employees are good.


FACILITIES


     Our corporate headquarters are located in a 28,766 square foot rented facility in Cambridge, Massachusetts, under a lease expiring in July 1999. We have entered into a new lease for a new, 35,766 square foot headquarters facility in Concord, Massachusetts. We intend to move to that facility in June 1999. Our lease to the new facility expires in May 2004. We lease additional sales offices in Chicago, New York, San Francisco and London, England. We believe that these facilities and additional or alternative space available to us will be adequate to meet our needs for the foreseeable future.


LITIGATION

     OneSource is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth information with respect to the executive officers and directors of OneSource as of March 31, 1999.


NAME                          AGE                          POSITION
----                          ---                          --------
Martin Kahn(1)(2)...........  48    Chairman of the Board of Directors
Daniel J. Schimmel..........  39    President, Chief Executive Officer and Director
James A. Becker.............  41    Vice President, Global Strategic Web Applications Team
Philip J. Garlick...........  37    Vice President, Global Enterprise Sales and Marketing
Mark C. VanDine.............  42    Vice President, Engineering
Roy D. Landon...............  43    Vice President, Finance and Administration
David Dominik(1)............  42    Director
Gregg S. Newmark(2).........  40    Director

------------

(1) Member of compensation committee.



(2) Member of audit committee.



     Martin Kahn joined OneSource as Chairman of the board of directors in September 1993. Mr. Kahn has served as managing director of Cadence Information Associates LLC since 1996. Mr. Kahn was the chairman of Ovid Technologies, Inc., a producer of medical, scientific and technical CD Rom and network products, from 1990 to 1998, was chairman of VISTA Information Solutions, Inc., a supplier of information about geographically-based risk, from 1992 to 1996 and was chairman of Shoppers Express, Inc., an Internet-based grocery shopping service, from 1995 to 1998. Mr. Kahn holds an MBA from the Harvard Business School and a B.A. from Yale University.


     Daniel J. Schimmel joined OneSource as President, Chief Executive Officer and a Director in 1993. Prior to joining OneSource, Mr. Schimmel served as general manager of the OneSource Division and held other operating positions at Lotus. Mr. Schimmel holds an MBA from the Harvard Business School and a B.A. from Harvard University.

     James A. Becker joined OneSource as the Director of Product Management in 1993 and became Vice President, Global Strategic Web Applications Team in 1995. Prior to joining OneSource, Mr. Becker served as group product manager at Lotus. Mr. Becker holds an MBA from the Yale School of Management and a B.A. from Brown University.

     Philip J. Garlick joined OneSource as Director of Marketing and Product Development in 1993, served as Vice President and General Manager Europe from 1995 to October 1997, and in October 1997 became Vice President, Global Enterprise Sales and Marketing. Prior to joining OneSource, Mr. Garlick was a marketing executive at Lotus UK. Mr. Garlick holds an MA in Economics and a B.A. from Manchester University.

     Mark C. VanDine joined OneSource as Senior Product Manager in 1993, served as Director, Platform Product Management in 1995 and in 1996 became Vice President, Engineering. Prior to joining OneSource, Mr. VanDine was a senior consultant at Lotus. Mr. VanDine holds a B.A. and an MBA from Penn State University.

     Roy D. Landon joined OneSource as Director, Finance and Administration in 1993 and became Vice President, Finance and Administration in 1997. Prior to joining OneSource, Mr. Landon was director of plans and controls for the Consulting and Information Services Group at Lotus. Mr. Landon holds a B.S. from Babson College.

     David Dominik joined OneSource as a Director in 1993. Mr. Dominik has been a managing director at Bain Capital Inc. since January 1990. He is also a director of Oacis Healthcare Holdings Corp., a clinical information systems software company.

     Gregg S. Newmark joined OneSource as a Director in 1993. Since 1993 Mr. Newmark has served as general partner of William Blair Venture Partners, as a principal of William Blair & Company, L.L.C. and as a managing director of William Blair Capital Partners.

ELECTION OF OFFICERS AND DIRECTORS


     The executive officers of OneSource are elected by the board of directors on an annual basis and serve until their successors are duly elected and qualified. Messrs. Dominik and Newmark were selected as directors of OneSource pursuant to a Stockholders Agreement dated September 8, 1993, as amended, among OneSource and its principal stockholders, which agreement will terminate as of the effective date of this offering. For more information, see "Certain Transactions." There are no family relationships among any of the executive officers or directors of OneSource.


COMMITTEES OF THE BOARD OF DIRECTORS


     The board of directors has appointed a compensation committee consisting of Messrs. Kahn and Dominik. The compensation committee reviews and evaluates the compensation and benefits of all officers of OneSource, reviews general policy matters relating to compensation and benefits of OneSource employees and make recommendations concerning these matters to the board of directors. The compensation committee also administers OneSource's stock option and stock purchase plans. For more information, see "--Equity Plans."



     The board of directors has also appointed an audit committee consisting of Messrs. Kahn and Newmark. The audit committee reviews, with OneSource's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditors' report on OneSource's consolidated financial statements following completion of their audit, and OneSource's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.


DIRECTOR COMPENSATION


     Directors who are not employees of OneSource and who are not affiliated with principal stockholders (also referred to as "outside directors"), will receive an annual retainer fee and a fee for attending regular or special meetings of the board of directors and for meetings of any committees of the board of directors on which they serve, if committee meetings are held separately. Currently, Mr. Kahn is the only outside director. Outside directors also are eligible to participate in OneSource's 1999 Stock Option and Incentive Plan. Directors also are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. For more information, see "--Equity Plans," and "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The compensation committee is comprised of Messrs. Kahn and Dominik. Neither member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of OneSource's board of directors or compensation committee.


EXECUTIVE COMPENSATION

  Summary Compensation


     The following table sets forth the compensation earned by (a) the Chief Executive Officer and (b) OneSource's four other most highly compensated executive officers for services rendered in all capacities to OneSource during the year ended December 31, 1998.


                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION(1)
                                                  -----------------------       ALL OTHER
          NAME AND PRINCIPAL POSITION               SALARY        BONUS      COMPENSATION(2)
          ---------------------------             ----------    ---------    ---------------
Daniel J. Schimmel..............................   $164,997      $57,749              --
  President and Chief Executive Officer
James A. Becker.................................    123,748       24,750              --
  Vice President, Global Strategic Web
  Applications Team
Philip J. Garlick...............................    144,000       47,520        $145,725
  Vice President, Global Enterprise Sales and
  Marketing
Mark C. VanDine.................................    115,498       23,100              --
  Vice President, Engineering
Roy D. Landon...................................    105,186       21,037              --
  Vice President, Finance and Administration

------------

(1) OneSource did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during 1998 to its executive officers. Options granted to the named executive officers were granted at fair market value as determined by the board of directors based on all factors available to them on the grant date.



(2) Mr. Garlick received additional compensation in connection with his relocation from the UK to Massachusetts, including car and housing allowances, moving expenses and payment of taxes.


  Option Grants in Last Fiscal Year


     None of the named executive officers were granted options in the year ended December 31, 1998.

  Option Exercises and Year-End Holdings


     The following table sets forth information concerning stock option exercises during 1998 by each of the named executive officers and the number and value of unexercised options held by them as of December 31, 1998.


      AGGREGATE OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES


                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                    SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                  ACQUIRED ON      VALUE      ---------------------------   ---------------------------
              NAME                 EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                -----------   -----------   -----------   -------------   -----------   -------------
Daniel J. Schimmel..............         0             --      1,031,199             0      $9,975,489     $        0
  President and Chief Executive
  Officer
James A. Becker.................    44,770       $236,500        248,270       203,500       2,296,672      1,877,002
  Vice President, Global
    Strategic Web Applications
    Team
Philip J. Garlick...............         0             --        137,566       223,850       1,301,156      2,064,702
  Vice President, Global
    Enterprise Sales and
    Marketing
Mark C. VanDine.................         0             --        156,898       123,932       1,479,129      1,144,782
  Vice President, Engineering
Roy D. Landon...................         0             --        105,820        40,700       1,029,879        375,400
  Vice President, Finance and
    Administration


------------

(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated by determining the difference between the assumed initial public offering price of $11.00 per share and the exercise price of the named executive officer's options.


EQUITY PLANS


     1999 Stock Option and Incentive Plan. OneSource's 1999 Stock Option and Incentive Plan was adopted by the board of directors in February 1999 and approved by OneSource's stockholders in April 1999, to be effective upon the completion of this offering. The 1999 Stock Option Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, OneSource. Under the 1999 Stock Option Plan, OneSource may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of OneSource. A total of 800,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 1999 Stock Option Plan after the completion of this offering. The maximum number of shares with respect to which awards may be granted to any employee under the 1999 Stock Option Plan shall not exceed 100,000 shares of common stock during any calendar year.



     The 1999 Stock Option Plan is administered by the board of directors and the compensation committee. Subject to the provisions of the 1999 Stock Option Plan, each of the board of directors and the compensation committee has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash and stock, a promissory note or by any other method approved by the board or compensation committee, consistent with Section 422 of the Code and Rule 16b-3 under the Exchange Act. Unless otherwise permitted by the board of directors, awards are not assignable or transferable except by will or the laws of descent and distribution, and, during the participant's lifetime, may be exercised only by the participant.



     The board of directors or compensation committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option Plan, so long as the amendment, modification or termination would not materially and adversely affect the participant. The board of directors or compensation committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1999 Stock Option Plan may be exercised.



     1993 Stock Purchase and Option Plan. OneSource's 1993 Stock Purchase and Option Plan was adopted by the board of directors and approved by OneSource's stockholders in September 1993. Under the 1993 Plan, OneSource is authorized to grant incentive stock options and non-qualified stock options to employees, consultants, directors and advisors of OneSource. The aggregate number of shares of common stock which may be issued under the 1993 Plan is 4,273,500 shares and the aggregate number of shares of Class P common stock that may be issued under the 1993 Plan is 40,700 shares. In February 1999, the board of directors, voted to terminate the 1993 Plan effective immediately prior to the closing of this offering.



     To date, OneSource has granted stock options to purchase an aggregate of 3,919,479 shares of common stock pursuant to the 1993 Plan.



     1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan was adopted by the board of directors in February 1999 and approved by OneSource's stockholders in April 1999, to be effective upon the completion of this offering. The 1999 Purchase Plan provides for the issuance of a maximum of 100,000 shares of common stock after the completion of this offering.



     The 1999 Purchase Plan is administered by the compensation committee of the board of directors. All employees of OneSource whose customary employment is for more than 20 hours per week and for more than five months in any calendar year and who have completed more than three months of employment with OneSource on or before the first day of any six-month payment period are eligible to participate in the 1999 Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of OneSource's stock immediately after the grant may not participate in the 1999 Purchase Plan. To participate in the 1999 Purchase Plan, an employee must authorize OneSource to deduct an amount (not less than one percent nor more than 10 percent of a participant's total cash compensation) from his or her pay during six-month payment periods. The first payment period will commence upon the registration of OneSource's common stock under the Exchange Act and will end on December 31, 1999. Thereafter, the payment periods will commence on the six-month periods commencing on January 1 and July 1, respectively, and ending on the following June 30 and December 31, respectively, of each year, but in no case shall an employee be entitled to purchase more than 1,000 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent to avoid fractions of a dollar other than 1/4, 1/2 and 3/4. If an employee is not a participant on the last day of the payment period, the employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1999 Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1999 Purchase Plan.


401(K) PLAN

     OneSource has established a tax-qualified employee savings and retirement plan. Employees must complete three months of service at OneSource before they are eligible to participate on the first day of the month following the completion. Employees may contribute a percentage of their pre-tax compensation and OneSource may, in its discretion from year-to-year, make matching contributions to the employees. Amounts matched by OneSource vest over three years.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS


     OneSource's restated certificate of incorporation and amended and restated by-laws provide that the directors and officers of OneSource shall be indemnified by OneSource to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of OneSource. In addition, the restated certificate of incorporation provides that the directors of OneSource will not be personally liable for monetary damages to OneSource for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to OneSource or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. OneSource intends to obtain insurance which insures the directors and officers of OneSource against specified losses and which insures OneSource against specific obligations to indemnify its directors and officers.

                              CERTAIN TRANSACTIONS


     In connection with the management buy-out from Lotus in 1993, each William Blair Venture Partners III Limited Partnership and Information Partners Capital Fund, L.P. and its affiliated entities purchased 329,669 and 329,665 shares respectively, of Class P common stock for $1.62 million each, or $4.91 per share, and 2,967,029 and 2,967,027 shares respectively, of common stock for $180,000 each, or $0.06 per share. The shares of common stock held by William Blair Venture Partners and Information Partners Capital are subject to registration rights entitling the holder to demand that OneSource register the shares under the Securities Act in some circumstances to enable the holder to resell its shares. For more information, see "Shares Eligible For Future Sale." A Stockholders Agreement, as amended, among OneSource, William Blair Venture Partners, Information Partners Capital and other stockholders provides that, for so long as William Blair Venture Partners or Information Partners Capital continues to own at least 25% of the common stock which each entity originally purchased in the buy-out, OneSource shall cause a representative of each of William Blair Venture Partners and Information Partners Capital to be nominated to the board of directors. Mr. Newmark, a general partner of William Blair Venture Management Company, which is the general partner of William Blair Venture Partners, currently serves as the William Blair Venture Partners representative. Mr. Dominik, a general partner of Information Partners, Inc., which is the general partner of Information Partners Capital, currently serves as the Information Partners Capital representative. The Stockholders Agreement will be terminated upon consummation of this offering.



     Since 1993, OneSource has paid each of William Blair Venture Partners and an affiliate of Information Partners Capital an annual management fee of $0.1 million, pursuant to an oral arrangement. OneSource has agreed to pay each of these entities a one-time fee of $0.5 million to terminate the management fee arrangement. In addition, William Blair Venture Partners owns 329,669 shares of Class P common stock and will participate in the recapitalization. For more information, please see "Risk Factors--The offering will benefit William Blair & Company, L.L.C., one of the underwriters."



     OneSource intends to use approximately $6.8 million of its net proceeds from this offering to repay a note issued by OneSource to Lotus in connection with the purchase of OneSource's business from Lotus in 1993. The note bears interest at the rate of 8% per year and is due September 8, 2000, unless accelerated upon the occurrence of any one of several events. The completion of this offering would require OneSource to repay a significant portion of the note if it is not repaid in full.



     In 1998, William Blair Venture Partners and Information Partners Capital and its affiliates subscribed for an aggregate of $335,000 of services from OneSource.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information known to OneSource regarding beneficial ownership of OneSource's common stock as of March 31, 1999 and as adjusted to reflect the sale of the shares of common stock in this offering by:



     - each person known by OneSource to be the beneficial owner of more than 5% of OneSource's common stock;



     - each of OneSource's directors;



     - each named executive officer (for more information, see
       "Management--Executive Compensation");



     - all executive officers and directors as a group; and



     - each selling stockholder.


Unless otherwise indicated, to the knowledge of OneSource, each stockholder possesses sole voting and investment power with respect to the shares listed, except to the extent an individual stockholder's shares are owned jointly with that person's spouse.


     The following table is based on 7,410,804 shares of common stock outstanding prior to the offering and 9,926,500 shares outstanding upon completion of the offering. The number of shares of common stock deemed outstanding includes (a) one share of common stock for each share of outstanding Class P common stock and (b) shares issuable pursuant to options and warrants held by the respective person or group which may be exercised within 60 days after March 31, 1999 ("presently exercisable stock options"), as set forth in the table. For purposes of calculating each person's or group's percentage ownership, presently exercisable stock options are included for that person or group but not the presently exercisable stock options of any other person or group.

     For more information, see "Management--Executive Officers and Directors." Unless otherwise indicated, the address for each beneficial owner is c/o OneSource Information Services, Inc., 150 CambridgePark Drive, Cambridge, MA 02140.



                                                                                                SHARES BENEFICIALLY
                                           SHARES PRIOR TO THE OFFERING                           OWNED AFTER THE
                                      ---------------------------------------                       OFFERING IF
                                                                                   SHARES         UNDERWRITERS DO
                                                  NUMBER OF OPTIONS              OFFERED IF        NOT EXERCISE
                                                    AND WARRANTS                UNDERWRITERS       OVERALLOTMENT
                                                     EXERCISABLE                   DO NOT       -------------------      SHARES
                                      NUMBER OF   WITHIN 60 DAYS OF               EXERCISE      NUMBER OF              OFFERED IN
NAME AND ADDRESS OF BENEFICIAL OWNER   SHARES      MARCH 31, 1999     PERCENT   OVERALLOTMENT    SHARES     PERCENT   OVERALLOTMENT
------------------------------------  ---------   -----------------   -------   -------------   ---------   -------   -------------
Information Partners Capital Fund,
  L.P.(1)....................         3,296,692               0        44.0%        390,642     2,906,050    29.3%       133,092
William Blair Venture Partners III
  Limited Partnership(2).....         3,296,698               0        44.0         729,662     2,567,036    25.9        132,542
Martin Kahn..................          162,800          507,445         8.5               0      670,245      6.4         80,430
Daniel J. Schimmel...........          162,800        1,031,199        14.1               0     1,193,999    10.9        143,270
James A. Becker..............           89,538          244,200         4.4               0      310,649      3.1         23,089
Philip J. Garlick............            8,138          137,566         1.9               0      145,704      1.5          7,176
Mark C. Van Dine.............           16,280          158,730         2.3               0      175,010      1.7          9,572
Roy D. Landon................           16,280          105,820         1.6               0      122,100      1.2         14,642
David Dominik(1).............         3,296,692               0        44.0         390,642     2,906,050    29.3        133,092
Gregg Newmark(2).............         3,296,698               0        44.0         729,662     2,567,036    25.9        132,542
Lotus Development Corporation...             0          407,000         5.2               0      407,000      3.9
  55 Cambridge Parkway
  Cambridge, MA 02139
Silicon Valley Bank..........                0           82,222         1.1          15,696       65,518        *          1,587
  40 Williams Street
  Suite 350
  Wellesley, MA 02481
All executive officers and directors
  as a group (8 persons).....         7,049,226       2,184,960        96.2       1,120,304     8,050,093    66.5        543,813
Total:.......................         7,049,226       2,674,182        96.4       1,136,000     8,522,611    67.6        545,400


------------

  *  Less than 1%



 (1) Includes 113,824 shares owned by BCIP Associates and 123,347 shares owned by BCIP Trust Associates, L.P. The respective general partners of these entities, including Mr. Dominik, exercise sole voting and investment power with respect to the shares owned by such entities. The general partners of Information Partners are Mr. Dominik, Mark Nunnelly, Stephen G. Pagliuca, and Bain Capital Partners IV, L.P., whose general partner is a corporation wholly-owned by W. Mitt Romney. The general partners of BCIP Associates are Joshua Bekenstein, Roy Edgar Brakeman, III, Edward Conard, Dominic Ferrante, Jeremy Ferris, Adam W. Kirsch, Michael Krupka, Matthew Levin, Simon Lonergan, John W. Maki, Geoffrey S. Rehnert, W. Mitt Romney, Paul Spinale, Samantha Trotman and Mark B. Wolpow. The general partners of BCIP Trust Associates, L.P. are Prescott Ashe, Mr. Dominik, Paul B. Edgerley, Jonathan Lavine, Michael D. May, Ronald Mika, Mark Nunnelly, R. David Nurme, Stephen G. Pagliuca, Joseph Pretlow, Geoffrey S. Rehnert, Paul Spinale, Ann Marie Viglione, Robert F. White and Robert C. Gray. Each of these persons disclaims beneficial ownership of such shares except to the extent of his respective proportionate pecuniary interest therein.



 (2) The general partners of this entity, including Mr. Newmark, exercise sole voting and investment power with respect to the shares owned by such entity. The general partner of William Blair Venture Partners III Limited Partnership is William Blair Venture Management whose general partners are Mr. Newmark, Ellen Carnahan, Samuel Guren and William Blair & Company, a limited liability company with approximately 150 members. Each of these persons disclaims beneficial ownership of such shares except to the extent of his respective proportionate pecuniary interest therein.

                          DESCRIPTION OF CAPITAL STOCK


     Effective upon the closing of this offering and the filing of OneSource's restated certificate of incorporation, the authorized capital stock of OneSource will consist of 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.



     Prior to the closing of this offering and in accordance with OneSource's certificate of incorporation as currently in effect, OneSource is authorized to issue up to 20,000,000 shares of common stock, par value $.01 per share, of which 6,693,685 shares are issued and outstanding and 1,250,000 shares of Class P common stock, par value $.01 per share, of which 717,119 shares are issued and outstanding. Prior to the closing of this offering, all shares of Class P common stock and the preference amount thereon will be reclassified into 717,119 shares of common stock. All shares of common stock issued in respect of the aggregate preference amount will be repurchased by OneSource prior to completion of this offering.



     The following summary description of OneSource's capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to OneSource's restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this prospectus is a part.


COMMON STOCK


     As of March 31, 1999, there were 7,410,804 shares of common stock outstanding held by 57 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the following transactions, there will be 9,926,500 shares of common stock outstanding after this offering:



     - the issuance of the 2,500,000 shares of common stock offered by OneSource in this offering



     - the reclassification of Class P common stock into common stock



     - the issuance of 15,696 shares of common stock upon partial exercise of a warrant by a selling stockholder



In addition, there will be outstanding stock options for the purchase of a total of 3,919,479 shares of common stock and outstanding warrants for the purchase of 473,526 shares of common stock.



     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of OneSource, the holders of common stock are entitled to receive ratably the net assets of OneSource available after the payment of all debts and other liabilities of OneSource, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by OneSource in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which OneSource may designate and issue in the future.

PREFERRED STOCK


     The board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.



     The stockholders of OneSource have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third-party to acquire, or discourage a third-party from attempting to acquire, a majority of the outstanding voting stock of OneSource. OneSource has not, to date, issued any shares of preferred stock and has no present plans to issue any shares of preferred stock.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS


     Upon completion of this offering, OneSource will be subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.



     OneSource's restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock of OneSource entitled to vote. In addition, under the restated certificate of incorporation any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors.



     OneSource's restated by-laws to be adopted upon the closing of this offering provide that any action required or permitted to be taken by the stockholders of OneSource at an annual meeting or special meeting of stockholders may only be taken if OneSource is given proper advance notice of the action. The restated by-laws further provide that special meetings of stockholders may only be called by a majority of the board of directors, the chairman of the board of directors or the president of OneSource. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of OneSource. However, the restated by-laws provide that stockholders may take action by written consent.



     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. OneSource's restated by-laws require the affirmative vote of the holders of at least 75% of the issued and outstanding shares of capital stock of OneSource entitled to vote to amend or repeal any of the foregoing provisions of the restated by-laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, OneSource will have 9,926,500 shares of common stock outstanding, assuming no exercise of outstanding options or warrants. Of these shares, the 3,636,000 shares, 4,181,400 shares if the over-allotment option is exercised in full, to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of OneSource, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


     The remaining 6,290,500 shares of common stock outstanding upon completion of this offering are deemed "restricted shares" under Rule 144 or Rule 701 under the Securities Act. Approximately 170,926 restricted shares will be eligible for sale in the public market pursuant to Rule 144(k) on the date of this prospectus. Upon expiration of lock-up agreements with the underwriters, 180 days after the date of this prospectus, an additional 5,307,162 shares of common stock will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act.



     In general, under Rule 144, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of his or her shares that does not exceed the greater of



     - one percent of the then outstanding shares of common stock, approximately 99,265 shares immediately after this offering or



     - the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted shares. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell the shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under OneSource's employee compensation plans may be resold by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to specified limitations.


OPTIONS


     Rule 701 also provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under OneSource's stock plans may be resold by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to limitations. As of the date of this prospectus, the board of directors has authorized an aggregate of up to 4,819,487 shares of common stock for issuance pursuant to OneSource's stock option and stock purchase plans. At March 31, 1999, 2,777,909 shares of common stock were issuable pursuant to outstanding vested options or pursuant to other rights granted under OneSource's stock plan(s), of which approximately 588,869 shares are not subject to lock-up agreements with the underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this prospectus; 1,141,570 shares of common stock are issuable pursuant to outstanding options that are not yet exercisable; and 900,000 shares of common stock are available for future grants under OneSource's stock option and stock purchase plans.



     OneSource intends to file one or more registration statements on Form S-8 under the Securities Act 90 days after the date of this prospectus to register all shares of common stock which are issuable pursuant to OneSource's stock option and stock purchase plans. The registration statements are expected to become effective upon filing. Shares covered by the registration statements will thereupon be eligible for sale in the public markets.



WARRANTS



     Pursuant to Rule 144, 473,526 shares of common stock issuable upon exercise of outstanding warrants which are fully exercisable will be freely tradable one year from the date the warrants are exercised.


LOCK-UP AGREEMENTS


     OneSource, its executive officers and directors, the selling stockholders and Lotus have agreed not to sell or transfer any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock), or to engage in hedging transactions with respect to the common stock without the prior written consent of William Blair & Company, L.L.C. for a period of 180 days from the date of this prospectus. In addition, for a period of 180 days from the date of this prospectus, except as required by law, OneSource has agreed that its board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of William Blair. For more information, see "Underwriting." William Blair in its sole discretion at any time or from time to time and without notice may release for sale in the public market all or any portion of the shares subject to the lock-up agreements.


REGISTRATION RIGHTS


     Upon the expiration of the contractual lock-up period, particular security holders of OneSource will be entitled to require OneSource to register under the Securities Act up to a total of 5,530,284 shares of outstanding common stock under the terms of a registration rights agreement between OneSource and the holders of the shares. The registration rights agreement provides that if OneSource proposes to register in a firm commitment underwritten offering any of its securities under the Securities Act at any time or times, these security holders, subject to exceptions, shall be entitled to include some of their shares in the registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of the shares from the registration. The security holders also have, subject to conditions and limitations, the right to require OneSource, no more than once in any six-month period, to prepare and file a registration statement under the Securities Act with respect to their shares. OneSource is generally required to bear the expenses of all these registrations, except underwriting discounts and commissions.



     Prior to this offering, there has been no public market for the common stock of OneSource, and no predictions can be made as to the effect, if any, that market sales of shares of common stock prevailing from time to time, or the availability of shares for future sale, may have on the market price for our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair OneSource's future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING


     The several underwriters named below, for which William Blair & Company, L.L.C., U.S. Bancorp Piper Jaffray Inc. and Adams, Harkness & Hill, Inc. are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among OneSource, the selling stockholders and the underwriters, to purchase from OneSource and the selling stockholders, and OneSource and the selling stockholders have agreed to sell to each of the underwriters, the respective number of shares of common stock set forth opposite each underwriter's name in the table below.



                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
William Blair & Company, L.L.C. ............................
U.S. Bancorp Piper Jaffray Inc. ............................
Adams, Harkness & Hill, Inc. ...............................
                                                              ---------
     Total..................................................  3,636,000
                                                              =========



     This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant thereto at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters will either purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.



     The representatives of the underwriters have advised OneSource and the selling stockholders that the underwriters will offer the shares of common stock to the public at the public offering price specified on the cover page of this prospectus. The underwriters may also offer the shares to dealers at the public
offering price less a concession of up to $     per share. The underwriters may
allow, and these dealers may re-allow, a concession of up to $     per share to
certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that OneSource and the selling stockholders will deliver the shares to the underwriters through the facilities of the Depository Trust
Company in New York, New York on or about              , 1999. At that time, the
underwriters will pay OneSource and the selling stockholders for the shares in immediately available funds. After the commencement of the initial public offering, the representatives may change the public offering price and the other selling terms.



     The underwriters have the option to purchase up to an aggregate of 545,400 additional shares of common stock from the selling stockholders at the same price they are paying for the 3,636,000 shares offered hereby. The underwriters may purchase additional shares only to cover over-allotments made in connection with this offering and only within 30 days after the date of this prospectus. If the underwriters decide to exercise this over-allotment option, each underwriter will be required to purchase additional shares in approximately the same proportion as set forth in the table above. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

     The following table summarizes the compensation to be paid by OneSource and the selling stockholders to the underwriters:



                                                                         TOTAL
                                                     ---------------------------------------------
                                        PER SHARE    WITHOUT OVER-ALLOTMENT    WITH OVER-ALLOTMENT
                                        ---------    ----------------------    -------------------
Public offering price.................
Underwriting discount paid by
  OneSource...........................
Underwriting discount paid by the
  selling stockholders................



     OneSource estimates the expenses of this offering payable by OneSource (excluding the underwriting discount) to be $750,000.



     OneSource and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against specific liabilities, including liabilities under the Securities Act.



     OneSource, its executive officers and directors, the selling stockholders and Lotus have agreed not to sell or transfer any shares of common stock, or to engage in hedging transactions with respect to the common stock, for a period of 180 days from the date of this prospectus without the consent of William Blair, except in limited circumstances. After giving effect to this offering, stockholders who have agreed to this lock-up arrangement will hold an aggregate of 7,049,226 shares of common stock, options to purchase 2,775,120 shares of common stock and warrants to purchase 473,526 shares of common stock. For more information, see "Shares Eligible for Future Sale."



     In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. Over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives of the underwriters may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. Neither OneSource nor any of the underwriters makes any representation or prediction as to whether the underwriters will engage in these transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.



     The representatives of the underwriters have advised OneSource and the selling stockholders that the underwriters do not intend to confirm, without client authorization, sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for OneSource's common stock. Consequently, OneSource, representatives of the selling stockholders and the representatives of the underwriters will negotiate to determine the initial public offering price. They will consider current market conditions, OneSource's operating results in recent periods, the market capitalization of other companies in its industry, estimates of OneSource's potential and other factors they deem relevant. The estimated price range specified on the cover page of this prospectus may change because of market conditions and other factors.



     The underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of common stock in this offering for OneSource employees and other individuals with a relationship with OneSource. Purchases of the reserved shares would reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares.



     OneSource has applied for quotation of the common stock on the Nasdaq National Market under the symbol "ONES."



     Some of the underwriters and their affiliates engage in transactions with, and perform services for, OneSource in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with OneSource. In connection with rendering these services in the past, the underwriters and their affiliates have received customary compensation.



     William Blair Venture Partners is an affiliate of William Blair. As such, William Blair may be deemed to be an affiliate of OneSource under Rule 2720 of the National Association of Securities Dealers, Inc. Mr. Newmark, a principal of William Blair, currently serves on OneSource's board of directors as the representative of William Blair Venture Partners. In addition, since 1993, OneSource has paid William Blair Venture Partners an annual management fee of $100,000 pursuant to an oral arrangement and OneSource will pay William Blair Venture Partners $500,000 upon the closing of this offering to terminate this arrangement. For more information, see "Principal and Selling Stockholders" and "Certain Transactions." When an NASD member participates in an offering of an affiliated company's equity securities, Rule 2720 of the NASD requires that a "qualified independent underwriter" within the meaning of that rule participate in the preparation of the registration statement and prospectus for the offering and conduct due diligence as part of such preparation. In addition, the public offering price can be no higher than that recommended by the qualified independent underwriter. U.S. Bancorp Piper Jaffray has accepted the responsibility of acting as the "qualified independent underwriter" with respect to this offering and, accordingly, the initial public offering price specified on the cover page of this prospectus does not exceed that recommended by U.S. Bancorp Piper Jaffray in its capacity as such.


                                 LEGAL MATTERS


     The validity of the shares of common stock to be issued in this offering will be passed upon for OneSource by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Legal matters in connection with the shares of common stock to be issued in this offering, this prospectus and the related registration statement and the underwriting agreement will be passed upon for the underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


     OneSource has filed with the Commission a registration statement on Form S-1 (including all amendments and exhibits thereto) under the Securities Act with respect to the common stock in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to OneSource and the common stock offered in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part thereof. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of that agreement or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may obtain copies of all or any portion of the registration statement at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661, or by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants (including OneSource) that file electronically with the Commission which can be accessed at http://www.sec.gov.


     OneSource intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and with quarterly reports for each of the first quarters of each fiscal year containing unaudited consolidated financial statements.

                      ONESOURCE INFORMATION SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheet as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited) and Pro Forma March 31,
  1999 (unaudited)..........................................  F-3
Consolidated Statement of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and the Three Months
  Ended March 31, 1998 and 1999 (unaudited).................  F-4
Consolidated Statement of Changes in Stockholders' Deficit
  for the Years Ended December 31, 1996, 1997 and 1998 and
  the Three Months Ended March 31, 1999 (unaudited).........  F-5
Consolidated Statement of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and the Three Months
  Ended March 31, 1998 and 1999 (unaudited).................  F-7
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OneSource Information Services, Inc.


     The 2.035 for 1.0 stock split approved on April 13, 1999 described in Note 6 to the consolidated financial statements has not been consummated at April 22, 1999. When it has been consummated, we will be in a position to furnish the following report:



     "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of OneSource Information Services, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."


PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

February 26, 1999, except for Note 6,


as to which the date is April 13, 1999

                      ONESOURCE INFORMATION SERVICES, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                 DECEMBER 31,                      PRO FORMA
                                                              -------------------    MARCH 31,     MARCH 31,
                                                                1997       1998        1999          1999
                                                              --------   --------   -----------   -----------
                                                                                           (UNAUDITED)
                                                                                            (NOTE 2)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    341   $  8,665    $  6,739      $  6,739
  Accounts receivable, net of allowance for doubtful
    accounts of $210, $300 and $288 at December 31, 1997 and
    1998 and March 31, 1999 (unaudited), respectively.......     8,703      9,621       4,822         4,822
  Deferred subscription costs...............................     5,037      6,662       5,789         5,789
  Prepaid expenses and other current assets.................       323        426         578           578
                                                              --------   --------    --------      --------
    Total current assets....................................    14,404     25,374      17,928        17,928
Property and equipment, net.................................     1,826      1,770       1,788         1,788
Restricted time deposit.....................................        --        100         515           515
Other assets................................................       414        402         492           492
                                                              --------   --------    --------      --------
      Total assets..........................................  $ 16,644   $ 27,646    $ 20,723      $ 20,723
                                                              ========   ========    ========      ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of capital lease obligations..............  $    580   $    471    $    401      $    401
  Notes payable.............................................     1,530         --          --            --
  Accounts payable..........................................     1,204        995         729           729
  Accrued expenses..........................................     2,450      3,378       2,159         2,159
  Accrued royalties.........................................     2,684      4,626       2,347         2,347
  Deferred revenues.........................................    15,748     18,022      15,293        15,293
                                                              --------   --------    --------      --------
    Total current liabilities...............................    24,196     27,492      20,929        20,929
Capital lease obligations...................................       439        233         179           179
Long-term debt..............................................     5,622      6,232       6,270         6,270
                                                              --------   --------    --------      --------
      Total liabilities.....................................    30,257     33,957      27,378        27,378
                                                              --------   --------    --------      --------
Commitments (Note 13).......................................        --         --          --            --
Stockholders' deficit:
  Preferred stock, $0.01 par value:
    No shares authorized, issued or outstanding at December
    31, 1997 and 1998 and March 31, 1999 (unaudited);
    1,000,000 shares authorized, no shares issued and
    outstanding at March 31, 1999 on a pro forma basis
    (unaudited).............................................        --         --          --            --
  Class P common stock, $0.01 par value:
    1,250,000 shares authorized; 717,948, 717,119, and
    717,119 shares issued and outstanding at December 31,
    1997 and 1998 and March 31, 1999 (unaudited),
    respectively, at issuance cost (liquidation preference
    of $6,869 at March 31, 1999); no shares authorized,
    issued and outstanding at March 31, 1999 on a pro forma
    basis (unaudited).......................................     3,528      3,524       3,524            --
  Common stock, $0.01 par value: 20,000,000 shares
    authorized; 6,684,959, 6,775,313, 6,693,685 and
    7,714,915 shares issued; and 6,582,395, 6,665,423,
    6,693,685 and 7,714,915 shares outstanding, at December
    31, 1997 and 1998, March 31, 1999 (unaudited) and March
    31, 1999 on a pro forma basis (unaudited),
    respectively............................................        67         68          67            77
  Additional paid-in capital................................       362        724       1,176         4,690
  Unearned compensation.....................................        --        (39)       (464)         (464)
  Accumulated deficit.......................................   (17,432)   (10,444)    (10,856)      (10,856)
  Accumulated other comprehensive loss......................      (132)      (138)       (102)         (102)
  Common stock held in treasury, at cost....................        (6)        (6)         --            --
                                                              --------   --------    --------      --------
      Total stockholders' deficit...........................   (13,613)    (6,311)     (6,655)       (6,655)
                                                              --------   --------    --------      --------
      Total liabilities and stockholders' deficit...........  $ 16,644   $ 27,646    $ 20,723      $ 20,723
                                                              ========   ========    ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      ONESOURCE INFORMATION SERVICES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                              THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 MARCH 31,
                                    -------------------------------------   -----------------------
                                       1996         1997         1998          1998         1999
                                    ----------   ----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Revenues:
  Web-based product...............  $       15   $    3,312   $    16,058   $    2,628   $    6,903
  CD Rom product..................      30,419       27,072        14,370        5,322        1,240
                                    ----------   ----------   -----------   ----------   ----------
                                        30,434       30,384        30,428        7,950        8,143
                                    ----------   ----------   -----------   ----------   ----------
Cost of revenues:
  Web-based product...............         295        2,401         7,863        1,287        2,970
  CD Rom product..................      12,244       10,444         5,792        1,979          487
                                    ----------   ----------   -----------   ----------   ----------
                                        12,539       12,845        13,655        3,266        3,457
                                    ----------   ----------   -----------   ----------   ----------
  Gross profit....................      17,895       17,539        16,773        4,684        4,686
                                    ----------   ----------   -----------   ----------   ----------
Operating expenses:
  Selling and marketing...........       8,572        9,167        11,577        2,797        2,927
  Platform and product
    development...................       7,252        6,375         6,313        1,561        1,718
  General and administrative......       3,664        3,401         3,847          957          860
                                    ----------   ----------   -----------   ----------   ----------
    Total operating expenses......      19,488       18,943        21,737        5,315        5,505
                                    ----------   ----------   -----------   ----------   ----------
    Loss from operations..........      (1,593)      (1,404)       (4,964)        (631)        (819)
Interest expense..................        (752)        (943)         (878)        (247)        (192)
Interest income...................          19           13           283            3           99
Gain on sale of product line......          --          501        12,797           --           --
Other income......................         393           --            --           --          500
                                    ----------   ----------   -----------   ----------   ----------
    Income (loss) before income
       taxes......................      (1,933)      (1,833)        7,238         (875)        (412)
Provision for income taxes........          --           --           250           --           --
                                    ----------   ----------   -----------   ----------   ----------
    Net income (loss).............      (1,933)      (1,833)        6,988         (875)        (412)
                                    ----------   ----------   -----------   ----------   ----------
Less: income attributable to Class
  P common stock..................         335          414         1,367           72          139
                                    ----------   ----------   -----------   ----------   ----------
    Net income (loss) attributable
       to common stock............  $   (2,268)  $   (2,247)  $     5,621   $     (947)  $     (551)
                                    ==========   ==========   ===========   ==========   ==========
Class P common stock:
  Basic and diluted earnings per
    share.........................  $     0.47   $     0.57   $      1.91   $     0.10   $     0.19
  Weighted average Class P common
    shares outstanding............     718,966      717,948       717,541      717,948      717,119
Common stock:
  Basic earnings (loss) per
    share.........................  $    (0.35)  $    (0.34)  $      0.85   $    (0.14)  $    (0.08)
  Diluted earnings (loss) per
    share.........................  $    (0.35)  $    (0.34)  $      0.59   $    (0.14)  $    (0.08)
  Weighted average common shares
    outstanding:
    Basic.........................   6,486,959    6,545,343     6,640,834    6,620,952    6,685,164
    Diluted.......................   6,486,959    6,545,343     9,563,151    6,620,952    6,685,164
Unaudited pro forma earnings per
  share:
  Basic...........................                            $      0.91                $    (0.05)
  Diluted.........................                            $      0.66                $    (0.05)
  Weighted average common shares
    outstanding:
    Basic.........................                              7,644,012                 7,706,409
    Diluted.......................                             10,566,326                 7,706,409


  The accompanying notes are an integral part of these consolidated financial statements.

                      ONESOURCE INFORMATION SERVICES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     CLASS P
                                   COMMON STOCK        COMMON STOCK      ADDITIONAL
                                 ----------------   ------------------    PAID-IN       UNEARNED     COMPREHENSIVE   ACCUMULATED
                                 SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION   INCOME (LOSS)     DEFICIT
                                 -------   ------   ---------   ------   ----------   ------------   -------------   -----------
Balance, December 31, 1995.....  719,983   $3,538   6,564,096    $65       $  343        $  --                        $(13,666)
Comprehensive loss:
 Net loss......................                                                                         $(1,933)        (1,933)
 Other comprehensive income
   (loss):
   Foreign currency translation
     adjustment................                                                                            (130)
                                                                                                        -------
     Comprehensive loss........                                                                          (2,063)
                                                                                                        =======
Issuance of common stock
 pursuant to exercise of
 options.......................                        30,476      1            3
Reacquisition and retirement of
 Class P common stock..........   (2,035)    (10)
Reacquisition of common stock
 for treasury..................
                                 -------   ------   ---------    ---       ------        -----                        --------
Balance, December 31, 1996.....  717,948   3,528    6,594,572     66          346           --                         (15,599)
Comprehensive loss:
 Net loss......................                                                                          (1,833)        (1,833)
 Other comprehensive income
   (loss):
   Foreign currency translation
     adjustment................                                                                              30
                                                                                                        -------
     Comprehensive loss........                                                                          (1,803)
                                                                                                        =======
Issuance of common stock
 pursuant to exercise of
 options.......................                        90,387      1           16
                                 -------   ------   ---------    ---       ------        -----                        --------
Balance, December 31, 1997.....  717,948   3,528    6,684,959     67          362           --                         (17,432)
Comprehensive income:
 Net income....................                                                                           6,988          6,988
 Other comprehensive income
   (loss):
   Foreign currency translation
     adjustment................                                                                              (6)
                                                                                                        -------
     Comprehensive income......                                                                           6,982
                                                                                                        =======
Issuance of common stock
 pursuant to exercise of
 options.......................                        90,354      1           22
Unearned compensation relating
 to grants of stock options....                                                45          (45)
Compensation relating to grants
 of stock options..............                                                              6
Compensation relating to
 modification of stock options
 on sale of product line.......                                               295

                                  ACCUMULATED
                                     OTHER        TREASURY STOCK         TOTAL
                                 COMPREHENSIVE   -----------------   STOCKHOLDERS'
                                     LOSS         SHARES    AMOUNT      DEFICIT
                                 -------------   --------   ------   -------------
Balance, December 31, 1995.....      $ (32)        84,249    $(5)      $ (9,757)
Comprehensive loss:
 Net loss......................                                          (1,933)
 Other comprehensive income
   (loss):
   Foreign currency translation
     adjustment................       (130)                                (130)

     Comprehensive loss........

Issuance of common stock
 pursuant to exercise of
 options.......................                                               4
Reacquisition and retirement of
 Class P common stock..........                                             (10)
Reacquisition of common stock
 for treasury..................                    18,315     (1)            (1)
                                     -----       --------    ---       --------
Balance, December 31, 1996.....       (162)       102,564     (6)       (11,827)
Comprehensive loss:
 Net loss......................                                          (1,833)
 Other comprehensive income
   (loss):
   Foreign currency translation
     adjustment................         30                                   30

     Comprehensive loss........

Issuance of common stock
 pursuant to exercise of
 options.......................                                              17
                                     -----       --------    ---       --------
Balance, December 31, 1997.....       (132)       102,564     (6)       (13,613)
Comprehensive income:
 Net income....................                                           6,988
 Other comprehensive income
   (loss):
   Foreign currency translation
     adjustment................         (6)                                  (6)

     Comprehensive income......

Issuance of common stock
 pursuant to exercise of
 options.......................                                              23
Unearned compensation relating
 to grants of stock options....                                              --
Compensation relating to grants
 of stock options..............                                               6
Compensation relating to
 modification of stock options
 on sale of product line.......                                             295

                                     CLASS P
                                   COMMON STOCK        COMMON STOCK      ADDITIONAL
                                 ----------------   ------------------    PAID-IN       UNEARNED     COMPREHENSIVE   ACCUMULATED
                                 SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION   INCOME (LOSS)     DEFICIT
                                 -------   ------   ---------   ------   ----------   ------------   -------------   -----------
Reacquisition and retirement of
 Class P common stock..........     (829)     (4)
Reacquisition of common stock
 for treasury..................
                                 -------   ------   ---------    ---       ------        -----                        --------
Balance, December 31, 1998.....  717,119   3,524    6,775,313     68          724          (39)                        (10,444)
Comprehensive loss:
 Net loss (unaudited)..........                                                                            (412)          (412)
 Other comprehensive loss:
   Foreign currency translation
     adjustment (unaudited)....                                                                              36
                                                                                                        -------
 Comprehensive loss
   (unaudited).................                                                                         $  (376)
                                                                                                        =======
Issuance of common stock
 pursuant to exercise of
 options (unaudited)...........                        28,262     --           19
Unearned compensation relating
 to grants of stock options
 (unaudited)...................                                               438         (438)
Compensation relating to grants
 of stock options
 (unaudited)...................                                                             13
Retirement of treasury stock
 (unaudited)...................                      (109,890)    (1)          (5)
                                 -------   ------   ---------    ---       ------        -----                        --------
Balance, March 31, 1999
 (unaudited)...................  717,119   $3,524   6,693,685    $67       $1,176        $(464)                       $(10,856)
                                 =======   ======   =========    ===       ======        =====                        ========

                                  ACCUMULATED
                                     OTHER        TREASURY STOCK         TOTAL
                                 COMPREHENSIVE   -----------------   STOCKHOLDERS'
                                     LOSS         SHARES    AMOUNT      DEFICIT
                                 -------------   --------   ------   -------------
Reacquisition and retirement of
 Class P common stock..........                                              (4)
Reacquisition of common stock
 for treasury..................                     7,326     --             --
                                     -----       --------    ---       --------
Balance, December 31, 1998.....       (138)       109,890     (6)        (6,311)
Comprehensive loss:
 Net loss (unaudited)..........                                            (412)
 Other comprehensive loss:
   Foreign currency translation
     adjustment (unaudited)....         36                                   36
 Comprehensive loss
   (unaudited).................
Issuance of common stock
 pursuant to exercise of
 options (unaudited)...........                                              19
Unearned compensation relating
 to grants of stock options
 (unaudited)...................                                              --
Compensation relating to grants
 of stock options
 (unaudited)...................                                              13
Retirement of treasury stock
 (unaudited)...................                  (109,890)     6             --
                                     -----       --------    ---       --------
Balance, March 31, 1999
 (unaudited)...................      $(102)            --    $--       $ (6,655)
                                     =====       ========    ===       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      ONESOURCE INFORMATION SERVICES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                              THREE MONTHS
                                                                                                 ENDED
                                                               YEAR ENDED DECEMBER 31,         MARCH 31,
                                                             ----------------------------   ----------------
                                                              1996      1997       1998      1998     1999
                                                             -------   -------   --------   ------   -------
                                                                                              (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash flows relating to operating activities
  Net income (loss)........................................  $(1,933)  $(1,833)  $  6,988   $ (875)  $  (412)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Depreciation and amortization..........................    2,670     1,776      1,518      321       383
    Compensation expense relating to grants of stock
      options..............................................       --        --          6       --        13
    Amortization of debt discount..........................      108       142        121       30        38
    Loss on sale leaseback transaction.....................       --        --         45       45        --
    Gain on sale of product line...........................       --      (501)   (12,797)      --        --
    Other income from dispute settlement...................     (393)       --         --       --        --
    Changes in assets and liabilities:
      Accounts receivable..................................     (781)       17       (946)   2,592     4,763
      Deferred subscription costs..........................     (178)     (748)    (2,217)    (153)      873
      Prepaid expenses and other assets....................     (255)       14        (43)     (19)     (323)
      Accounts payable.....................................      509      (459)      (213)    (462)     (250)
      Accrued expenses.....................................      507       758      1,075      (17)   (1,194)
      Accrued royalties....................................       76      (128)     2,283     (368)   (2,279)
      Deferred revenues....................................      943       453      5,373     (833)   (2,602)
                                                             -------   -------   --------   ------   -------
    Net cash provided (used) by operating activities.......    1,273      (509)     1,193      261      (990)
                                                             -------   -------   --------   ------   -------
Cash flows relating to investing activities
  Investment in certificate of deposit.....................       --        --       (100)      --      (415)
  Purchases of property and equipment......................   (1,332)     (878)    (1,252)    (245)     (346)
  Capitalization of software development costs.............     (300)      (75)      (200)     (24)      (56)
  Net proceeds from sale of product line...................       --       501     10,563       --        --
                                                             -------   -------   --------   ------   -------
    Net cash provided (used) by investing activities.......   (1,632)     (452)     9,011     (269)     (817)
                                                             -------   -------   --------   ------   -------
Cash flows relating to financing activities
  Proceeds from issuance of common stock...................        4        17         23        6        19
  Repurchase of Class P common stock and common stock......      (11)       --         (4)      --        --
  Net borrowings (repayments) under line of credit.........     (400)      883     (1,183)      35        --
  Borrowings under term loan...............................      575        --         --       --        --
  Repayments of term loan..................................     (208)     (228)      (347)      --        --
  Proceeds from sale and leaseback of fixed assets.........      289       753        228      228        --
  Repayments of capital lease obligations..................     (402)     (607)      (684)    (228)     (124)
                                                             -------   -------   --------   ------   -------
    Net cash provided (used) by financing activities.......     (153)      818     (1,967)      41      (105)
                                                             -------   -------   --------   ------   -------
Effect of exchange rate changes on cash and cash
  equivalents..............................................       81       (51)        87        5       (14)
                                                             -------   -------   --------   ------   -------
Increase (decrease) in cash and cash equivalents...........     (431)     (194)     8,324       38    (1,926)
Cash and cash equivalents, beginning of period.............      966       535        341      341     8,665
                                                             -------   -------   --------   ------   -------
Cash and cash equivalents, end of period...................  $   535   $   341   $  8,665   $  379   $ 6,739
                                                             =======   =======   ========   ======   =======
Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $   218   $   301   $    209   $   90   $   547
  Cash paid for taxes......................................       --        --        175        4       154
Supplemental disclosure of noncash investing and financing
  activities:
  Additions to capital lease obligations for purchases of
    fixed assets...........................................  $   430   $    87   $    183   $  183   $    --
  Additions to capital lease obligations for sale and
    leaseback of fixed assets..............................      289       753        228      228        --
  Additions to long-term debt for accrued interest.........      440       480        489      489        --
  Exchange of property and equipment for the retirement of
    capital lease obligations..............................       --        --         41       --        --


  The accompanying notes are an integral part of these consolidated financial statements.

                      ONESOURCE INFORMATION SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

     OneSource Information Services, Inc. and its wholly-owned subsidiary provide Web-based business and financial information to professionals in corporations and other enterprises. OneSource primarily sells its products through a direct sales force located throughout the United States and United Kingdom. OneSource manages its business as a single segment.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of OneSource Information Services, Inc. and OneSource Information Services Limited, its wholly-owned subsidiary (collectively, "OneSource"). All significant intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

     OneSource's products are sold on a subscription basis pursuant to customer contracts that span varying periods of time but are generally for a period of one year. In accordance with its customer agreements, OneSource initially records receivables and defers the related revenue at the time amounts are billed to customers. Revenues are recognized ratably over the related subscription period.

SUBSCRIPTION COSTS


     Subscription costs represent sales commission and royalty costs that are directly associated with securing a subscription and procuring information to be delivered over the subscription period, respectively. These costs are deferred and amortized ratably over the associated subscription period as a component of selling and marketing expense and cost of revenues, respectively. At December 31, 1997 and 1998, deferred subscription costs consisted of $1,365,000 and $1,250,000, respectively, related to sales commissions and $3,672,000 and $5,412,000, respectively, related to royalties. At March 31, 1999 (unaudited), deferred subscription costs consisted of $1,148,000 related to sales commissions and $4,641,000 related to royalties.


CASH AND CASH EQUIVALENTS

     Cash equivalents consist of money market funds with original maturities of three months or less and are stated at cost which approximates fair market value. These funds are managed by a financial institution with a strong credit rating. Accordingly, the investments are subject to minimal credit and market risks.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Equipment held under capital

                      ONESOURCE INFORMATION SERVICES, INC.

leases is stated at the fair value of the equipment at inception of the leases and is amortized on a straight-line basis over the term of the leases.

PLATFORM AND PRODUCT DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Platform and product development costs, other than certain software development costs, are charged to expense as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, and prior to general release of the product, are capitalized and amortized on a straight-line basis over the estimated useful lives of the related products, generally twenty-four to thirty-six months. For the years ended December 31, 1996, 1997 and 1998, amortization of capitalized software development costs amounted to $340,000, $413,000 and $198,000, respectively.

FINANCIAL INSTRUMENTS

     Fair values of OneSource's financial instruments, which include cash and cash equivalents, restricted time deposits, accounts receivable, long-term debt and capital lease obligations are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. The carrying value of these financial instruments approximated their fair value at December 31, 1997 and 1998.

CONCENTRATION OF CREDIT RISK

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of companies comprising OneSource's client base. Ongoing credit evaluations of customers' financial condition are performed and collateral is generally not required. OneSource maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     OneSource accounts for stock-based compensation to employees in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretation. Accordingly, compensation expense is recorded for options issued to employees in fixed amounts to the extent that the fixed exercise prices are less than the fair market value of OneSource's common stock at the date of grant. OneSource follows the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (Note 8). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.


UNAUDITED INTERIM FINANCIAL STATEMENTS



     Data and information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited. In the opinion of OneSource's management, the March 31, 1998 and 1999 unaudited interim consolidated financial statements include all adjustments, consisting of

                      ONESOURCE INFORMATION SERVICES, INC.

normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results of operations for the year ended December 31, 1999.


UNAUDITED PRO FORMA BALANCE SHEET


     Prior to the closing of OneSource's initial public offering, each outstanding share of Class P common stock (the "Class P stock") will be reclassified into one share of common stock plus an additional number of shares of common stock (determined by dividing the preference amount for such share by the assumed initial public offering price of $11.00 per share). In addition, upon the closing of OneSource's initial public offering, OneSource will file a Restated Certificate of Incorporation which will authorize 1,000,000 shares of a single class of undesignated preferred stock, $0.01 par value per share, will cancel authorization of the Class P common stock and will have authorized 20,000,000 shares of common stock. This reclassification and other changes have been reflected in the unaudited pro forma balance sheet as of March 31, 1999.


EARNINGS PER SHARE AND UNAUDITED PRO FORMA EARNINGS PER SHARE

     Earnings per share is computed in accordance with SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of two amounts, basic earnings per share and diluted earnings per share. The two-class method of computing earnings per share has been used since the Class P stock and the common stock share ratably in earnings remaining subsequent to the 12% yield on the Class P stock.

     Earnings per share of Class P stock is calculated by dividing the yield earned and income (loss) attributable to Class P stock by the weighted average number of shares of Class P stock outstanding during the period. Diluted earnings per share is the same for all periods presented as there are no securities outstanding that would result in dilution for Class P stock.

     Earnings per share of common stock is calculated by dividing income (loss) attributable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by considering the impact of potential common stock as if they were converted into common stock at the beginning of the period. Potential common stock equivalents are not included in loss periods as they are anti-dilutive.


     Unaudited pro forma basic and diluted earnings per share of common stock for the year ended December 31, 1998 and three months ended March 31, 1999 have been calculated based on net income applicable to all classes of common stock and assuming the reclassification of OneSource's Class P common stock prior to the completion of this offering, as if such reclassification had occurred at January 1, 1998 for the year ended December 31, 1998 and at January 1, 1999 for the three months ended March 31, 1999, respectively. Each share of Class P common stock will be reclassified into one share of common stock plus an additional number of shares of common stock (determined by dividing the preference amount for such share by the assumed initial public offering price of $11.00 per share).

                      ONESOURCE INFORMATION SERVICES, INC.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of OneSource's United Kingdom operations, where the local currency is the functional currency, are translated into US dollars at the exchange rate in effect as of the balance sheet date, while revenues and expenses are translated at average exchange rates during the period. The resultant translation adjustment is reflected as a separate component of stockholders' deficit. Transaction gains and losses, which are not material in amount, are reflected in the consolidated statement of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires OneSource management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. OneSource does not expect SOP 98-1, which is effective for OneSource beginning January 1, 1999, to have a material effect on OneSource's financial condition or results of operations.

     In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for OneSource's calendar year 1999 financial statements and OneSource does not expect its adoption to have a material effect on OneSource's financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. OneSource does not expect SFAS No. 133 to have a material effect on its financial condition or results of operations.

                      ONESOURCE INFORMATION SERVICES, INC.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                  ------------------
                                                   1997       1998
                                                  -------    -------
                                                    (IN THOUSANDS)
Office and computer equipment...................  $ 5,222    $ 5,478
Furniture and fixtures..........................      293        326
                                                  -------    -------
                                                    5,515      5,804
Less: accumulated depreciation and
  amortization..................................   (3,689)    (4,034)
                                                  -------    -------
                                                  $ 1,826    $ 1,770
                                                  =======    =======

     At December 31, 1997 and 1998, office and computer equipment under capital leases totaled $2,112,000 and $1,304,000, respectively. Related accumulated amortization of assets under capital leases totaled $1,158,000 and $702,000 at December 31, 1997 and 1998, respectively. During the years ended December 31, 1996, 1997 and 1998, OneSource sold and leased back certain computer equipment with net book values of $308,000, $788,000, and $237,000, respectively for cash proceeds of $289,000, $753,000 and $228,000. During 1998, OneSource retired $525,000 of fully depreciated property and equipment.

4.  BORROWINGS

NOTES PAYABLE

     OneSource entered into a credit agreement (the "Agreement") with a bank, as amended, which provides for a line of credit (the "Line") of up to $2,500,000 through April 1, 1998 and a term loan (the "Term Loan") of $750,000 to be used for financing equipment purchases. At December 31, 1997, borrowings under the Line were $1,183,000 and borrowings under the Term Loan were $347,000. During 1998, the Line and the Term Loan expired and were repaid in full.

LONG-TERM DEBT

     In connection with the acquisition of the business in 1993, OneSource entered into a subordinated note agreement with the seller with a face amount of $5,000,000 (the "Note"). The Note bears interest at 8% per annum, payable annually commencing March 31, 1995 and has been discounted to reflect the market rate of 12% at the time of issuance. The initial discount totaling $938,000 is being amortized to interest expense over the life of the Note using the effective interest method. As of December 31, 1998, the unamortized discount was $291,000. Interest payments may be added to the unpaid principal of the Note if OneSource's cash flow, as defined in the Note agreement, is less than a specified amount.

     The Note, and any accrued but unpaid interest thereon, is due on the earlier of i) September 8, 2000, ii) the date OneSource's stockholders, in connection with an acquisition, cease to own a majority of the capital stock of OneSource, or iii) the date OneSource sells substantially all of its assets. In the event OneSource issues equity securities with net proceeds to

                      ONESOURCE INFORMATION SERVICES, INC.

OneSource in excess of $10,000,000, OneSource is required to make a prepayment of the principal amount as defined in the Note agreement. The Note agreement requires OneSource to comply with certain restrictive covenants, including the maintenance of specified financial ratios, and restricts OneSource from paying dividends.


     In December 1996, OneSource reached a settlement agreement for an alleged breach by the seller of a provision of the Note agreement regarding the initial acquisition of the business. Under the terms of the settlement, the seller forgave $393,000 of the principal on the Note, which amount has been recognized as other income.



     As of December 31, 1998, the carrying value of the Note was $6,232,000. In accordance with the terms of the Note agreement, OneSource has added $1,523,000 to the principal of the Note for interest which had accrued through the end of December 31, 1997. Accrued interest related to the Note was $504,000 for the year ended December 31, 1998 and, since OneSource met the cash flow requirements set forth in the Note agreement, such amount is due by March 31, 1999. During the three months ended March 31, 1999 (unaudited), OneSource paid the accrued interest related to the Note.


5.  EARNINGS PER SHARE

     The following tables set forth the computation of earnings per share of common stock and Class P stock from net income (loss):


                                    YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                              ------------------------------------   -----------------------------
                                 1996         1997         1998          1998            1999
                              ----------   ----------   ----------   -------------   -------------
                                                                              (UNAUDITED)
Numerator for common stock
  (in thousands):
  Net income (loss).........  $   (1,933)  $   (1,833)  $    6,988    $     (875)     $     (412)
  Less: income attributable
     to Class P stock.......         335          414        1,367            72             139
                              ----------   ----------   ----------    ----------      ----------
                              $   (2,268)  $   (2,247)  $    5,621    $     (947)     $     (551)
                              ==========   ==========   ==========    ==========      ==========
Denominator for common
  stock:
  Weighted average shares
     outstanding used for
     basic earnings per
     share..................   6,486,959    6,545,343    6,640,834     6,620,952       6,685,164
Effect of dilutive
  securities:
  Stock options.............          --           --    2,433,095            --              --
  Common stock warrants.....          --           --      489,222            --              --
                              ----------   ----------   ----------    ----------      ----------
  Weighted average shares
     outstanding used for
     diluted earnings per
     share..................   6,486,959    6,545,343    9,563,151     6,620,952       6,685,164
                              ==========   ==========   ==========    ==========      ==========

                      ONESOURCE INFORMATION SERVICES, INC.

     Total potential common equivalent shares consist of 3,547,916 stock options outstanding with a weighted average exercise price of $1.43 per share and 489,222 common stock warrants exercisable at $0.06 per share as of December 31, 1998.



     (Unaudited)



     Total potential common equivalent shares consist of 3,919,479 stock options outstanding with a weighted average exercise price of $2.19 per share and 489,222 common stock warrants exercisable at $0.06 per share as of March 31, 1999.



                                    YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                              ------------------------------------   -----------------------------
                                 1996         1997         1998          1998            1999
                              ----------   ----------   ----------   -------------   -------------
                                                                              (UNAUDITED)
Numerator for Class P stock
  (in thousands):
  Yield earned by Class P
     stock..................  $      586   $      660   $      742    $      177      $      200
  Income (loss) attributable
     to Class P stock.......        (251)        (246)         625          (105)            (61)
                              ----------   ----------   ----------    ----------      ----------
                              $      335   $      414   $    1,367    $       72      $      139
                              ==========   ==========   ==========    ==========      ==========


     Basic and diluted earnings per share of Class P stock are the same for all periods presented since there are no potentially dilutive securities.

6.  CLASS P COMMON STOCK AND COMMON STOCK


     In connection with its initial capitalization, OneSource issued 725,274 shares of Class P stock and 6,527,466 shares of common stock at $4.91 per share and $0.06 per share, respectively. The holders of the Class P stock, as a separate class, are entitled to receive first all or a portion of any distribution, as defined, until the "preference amount" and the original issuance cost has been paid in full. The preference amount is 12% compounded quarterly. After all such payments have been made, the holders of the Class P stock and of the common stock shall share pro rata in the remaining portion of the distribution, as a single class. As of December 31, 1998, no dividends on either the Class P stock or the common stock have been declared or paid, and no payments of the aggregate yield have been made to the Class P stockholders. As a result, the Class P stock is stated at its original issuance cost of $4.91 per share. As of December 31, 1998, the liquidation preference of these shares was $6,656,000. As of March 31, 1999 (unaudited), the liquidation preference of these shares was $6,869,000.


     All holders of Class P stock and all holders of common stock are entitled to one vote per share on all matters to be voted upon by OneSource's stockholders. The Class P stock is not convertible into common stock without the prior agreement of the Class P stockholders and OneSource.


     On April 13, 1999, OneSource authorized a 2.035 for one stock split on common stock and Class P common stock. As a result, all common stock and Class P common stock share data

                      ONESOURCE INFORMATION SERVICES, INC.

included in the accompanying consolidated financial statements and notes have been retroactively restated for this split.


7.  WARRANTS


     In connection with the Note agreement (Note 4), OneSource issued a warrant exercisable at $0.06 per share for 407,000 shares of OneSource's common stock. The warrant is currently exercisable and expires on September 8, 2002. In connection with the credit agreement (Note 4), OneSource also issued a warrant to the Term Loan holder which entitles the holder to purchase 82,222 shares of OneSource's common stock at $0.06 per share. The warrant is currently exercisable and expires on the later of September 8, 2003 or five years from the effective date of an initial public offering of OneSource's common stock. The fair value of these warrants at the date of issuance in 1993 was determined to be $10,000 in the aggregate. OneSource has reserved 489,222 shares of common stock for issuance upon exercise of the above warrants.


8.  STOCK PLANS


     The 1993 Stock Purchase and Option Plan (the "1993 Plan") provides for the grant of incentive stock options and non-qualified stock options for the purchase of up to an aggregate of 4,273,500 shares of OneSource's common stock by employees, directors, consultants and advisors of OneSource. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the vesting schedule of each option. The exercise price for incentive stock options granted may not be less than the fair value per share of the underlying common stock on the date granted as determined by the Board of Directors (not less than 110% of the fair value for options granted to holders of more than 10% of the voting stock of OneSource). Additionally, the term of the options cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of OneSource). The options generally vest over a four-year period.


     In February 1999, the Board of Directors of OneSource approved the 1999 Stock Option and Incentive Plan (the "1999 Stock Option Plan") to be effective upon the closing of OneSource's initial public offering. The 1999 Stock Option Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, OneSource. A total of 800,000 shares of common stock are authorized for issuance upon the exercise of options or other awards granted under the 1999 Stock Option Plan.

     In February 1999, the Board of Directors of OneSource approved the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"), to be effective upon the closing of OneSource's initial public offering. The 1999 Purchase Plan provides for the issuance of a maximum of 100,000 shares of common stock.

                      ONESOURCE INFORMATION SERVICES, INC.

     Transactions under the 1993 Plan during the years ended December 31, 1996, 1997 and 1998 are summarized as follows:


                                                              WEIGHTED-
                                               NUMBER OF       AVERAGE
                                                SHARES      EXERCISE PRICE
                                               ---------    --------------
Outstanding--December 31, 1995...............  2,813,908        $1.07
  Granted (weighted average fair value of
     $0.12)..................................  1,263,125         1.73
  Exercised..................................    (30,476)        0.12
  Forfeited..................................   (174,758)        0.68
                                               ---------
Outstanding--December 31, 1996...............  3,871,799         1.31
  Granted (weighted average fair value of
     $0.12)..................................    294,261         1.73
  Exercised..................................    (90,387)        0.19
  Forfeited..................................   (469,149)        1.47
                                               ---------
Outstanding--December 31, 1997...............  3,606,524         1.35
  Granted (weighted average fair value of
     $0.82)..................................    204,925         2.18
  Exercised..................................    (90,354)        0.27
  Forfeited..................................   (173,179)        1.34
                                               ---------
Outstanding--December 31, 1998...............  3,547,916         1.43
                                               =========


     The following table summarizes information about stock options outstanding at December 31, 1998:


                                                    WEIGHTED-
                                                     AVERAGE
                                                    REMAINING       NUMBER OF
                                      NUMBER       CONTRACTUAL       OPTIONS
          EXERCISE PRICE            OF OPTIONS    LIFE IN YEARS    EXERCISABLE
          --------------            ----------    -------------    -----------
$0.12.............................    754,064          4.9            744,755
 1.37.............................  1,375,457          6.4          1,011,293
 2.19.............................  1,418,395          6.7            974,409
                                    ---------                       ---------
                                    3,547,916          6.2          2,730,457
                                    =========                       =========



     As of December 31, 1996 and 1997, 1,884,111 and 2,472,240 options were exercisable, respectively, under the 1993 Plan. As of December 31, 1998, there were 514,367 shares of common stock available for grant to employees under the 1993 Plan.


     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1996, 1997 and 1998: dividend yield of 0.0% for all years; risk-free interest rates of 6.4%, 6.2% and 5.2% for 1996, 1997 and 1998, respectively; and a weighted-average expected option term of 5 years for all years.

                      ONESOURCE INFORMATION SERVICES, INC.

     Compensation expense has been recognized for OneSource's stock option plan under APB No. 25. Had compensation cost been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS No. 123, OneSource's net income (loss) and earnings (loss) per share would have been increased to the pro forma amounts indicated below:


                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1996       1997       1998
                                                 -------    -------    ------
Net income (loss) (in thousands):
  As reported..................................  $(1,933)   $(1,833)   $6,988
  Pro-forma....................................   (2,006)    (1,890)    6,909
Basic and diluted earnings per Class P common
  share:
  As reported..................................     0.47       0.57      1.91
  Pro-forma....................................     0.45       0.57      1.89
Basic earnings per common share:
  As reported..................................    (0.35)     (0.34)     0.85
  Pro-forma....................................    (0.36)     (0.35)     0.84
Diluted earnings per common share:
  As reported..................................    (0.35)     (0.34)     0.59
  Pro-forma....................................    (0.36)     (0.35)     0.58


     Because options vest over several years and additional option grants are expected to be made in future years, results of operations for future years may be materially different if the provisions of SFAS No. 123 are applied.


     In conjunction with the sale of the CD-Insurance division, OneSource modified the terms of 226,601 stock options held by terminated employees. In accordance with APB No. 25, compensation expense of $295,000 was recorded as a reduction of the gain on the sale of the insurance division in the year ended December 31, 1998.



     During 1998, 203,093 stock options were granted with an exercise price of $2.19 per share and 1,832 stock options were granted with an exercise price of $1.37 per share; these exercise prices were below the estimated fair market value of the common stock at the date of grant. Unearned compensation of $45,000 was recorded, in accordance with APB No. 25, and will be amortized over the related vesting period. Related compensation expense of $6,000 was recorded during the year ended December 31, 1998. Options issued during 1996 and 1997 were granted with exercise prices above the estimated fair market value of the common stock at the date of grant.



(Unaudited)



     During the three months ended March 31, 1999, 40,700 stock options were granted with an exercise price of $2.19 per share and 30,525 stock options were granted with an exercise price of $5.90 per share; these exercise prices were below the estimated fair market value of the common

                      ONESOURCE INFORMATION SERVICES, INC.

stock at the date of grant. Unearned compensation of $438,000 was recorded in accordance with APB No. 25, and will be amortized over the related vesting period of four years. Related compensation expense of $10,000 was recorded during the three months ended March 31, 1999.


9.  INCOME TAXES

     Components of the income (loss) before income taxes and extraordinary gain and of the current provision for income taxes are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1996       1997       1998
                                                 -------    -------    ------
                                                        (IN THOUSANDS)
Income (loss) before income taxes and
  extraordinary gain:
  Domestic.....................................  $(1,976)   $(2,124)   $7,204
  Foreign......................................     (350)       291        34
                                                 -------    -------    ------
                                                 $(2,326)   $(1,833)   $7,238
                                                 =======    =======    ======
Current provision for income taxes:
  Federal......................................  $    --    $    --    $  200
  State........................................       --         --        45
  Foreign......................................       --         --         5
                                                 -------    -------    ------
                                                 $    --    $    --    $  250
                                                 =======    =======    ======

     OneSource had no deferred provision for income taxes in each of the years ended December 31, 1996, 1997 and 1998 due to the offsetting effects of the valuation allowance on its net deferred tax assets. There was no income tax effect related to the extraordinary gain on early extinguishment of debt in 1996. Provision has not been made for US or additional foreign taxes on undistributed earnings of foreign subsidiaries as those earnings have been permanently reinvested. Such taxes, if any, are not expected to be significant.

                      ONESOURCE INFORMATION SERVICES, INC.

     Income taxes computed using the federal statutory income tax rate differ from OneSource's effective tax rate primarily due to the following:

                                                    YEAR ENDED DECEMBER 31,
                                                   -------------------------
                                                   1996     1997      1998
                                                   -----    -----    -------
                                                        (IN THOUSANDS)
Income tax expense (benefit) at US federal
  statutory tax rate.............................  $(657)   $(623)   $ 2,461
State income taxes, net of federal tax effect....   (115)    (125)       508
Permanent items..................................     79       20         21
Other............................................     20       (4)        36
Change in deferred tax asset valuation
  allowance......................................    673      732     (2,776)
                                                   -----    -----    -------
Provision for income taxes.......................  $  --    $  --    $   250
                                                   =====    =====    =======

     Components of OneSource's deferred tax assets and liabilities are as follows:

                                                     DECEMBER 31,
                                                  ------------------
                                                   1997       1998
                                                  -------    -------
                                                    (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..............  $ 3,394    $   238
  Depreciation..................................      378        537
  Accrued expenses..............................      222        623
  Deferred revenues.............................    2,159      1,342
  Equity compensation...........................       --        123
  Miscellaneous.................................      120        133
                                                  -------    -------
     Gross deferred tax asset...................    6,273      2,996
  Less: valuation allowance.....................   (4,544)    (1,768)
                                                  -------    -------
     Total deferred tax assets..................    1,729      1,228
                                                  -------    -------
Deferred tax liabilities:
  Prepaid expenses..............................    1,068        513
  Deferred royalties............................      253        252
  Amortization of debt discount.................      163        217
  Capitalized software development costs........      126        127
  Tax operating leases..........................      119        119
                                                  -------    -------
     Total deferred tax liabilities.............    1,729      1,228
                                                  -------    -------
Net deferred tax assets.........................  $    --    $    --
                                                  =======    =======

                      ONESOURCE INFORMATION SERVICES, INC.

     Realization of OneSource's net deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, OneSource has provided a valuation allowance for the full amount of its net deferred tax assets.

     During 1998, OneSource utilized $8,000,000 of net operating loss carryforwards. At December 31, 1998, OneSource had net operating loss carryforwards of $575,000 for foreign tax purposes which do not expire. Under the provisions of the Internal Revenue Code, if certain substantial changes in OneSource's ownership should occur, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liability may be limited. The amount of any annual limitation is determined based upon OneSource's value prior to an ownership change.

10.  SALE OF PRODUCT LINES

     In June 1997, OneSource sold its CD Rom banking product line for $650,000 in cash. In connection with the sale, OneSource entered a non-compete agreement for five years. As a result of the sale, OneSource recorded a gain of $501,000 which is net of expenses of $149,000 incurred in conjunction with the sale. No assets or liabilities with recorded net book values were transferred in connection with this product line sale.


     In May 1998, OneSource sold its CD-Insurance division for $11,000,000 in cash and entered a software license agreement for $4,000,000 to be received in equal quarterly installments for two years commencing January 1, 1999. In connection with the sale, OneSource also entered a non-compete agreement for five years. As a result of the sale, OneSource recorded a gain of $12,797,000 which includes: (i) the recognition of $3,124,000 of deferred revenues and $595,000 of deferred subscription costs based upon the assumption by the buyer of all obligations to service the existing subscriber base of the insurance division, (ii) $530,000 of employee severance costs and (iii) $202,000 of expenses associated with the sale. Payments pertaining to the software license agreement will be recognized in other income as support services are performed and payments become due in accordance with the agreement. During the three months ended March 31, 1999 (unaudited), OneSource recorded $500,000 of other income related to the software license agreement.


11.  EMPLOYEE BENEFIT PLANS

     After three months of service, OneSource employees are eligible to participate in a tax deferred savings plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. OneSource matches 25% of the first 6% contributed by the employee, and the employee becomes fully vested in OneSource's matching contribution after three years of service. OneSource's contributions to the Savings Plan totaled $122,000, $116,000 and $120,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

12.  RELATED PARTY TRANSACTIONS

     At December 31, 1997 and 1998, OneSource had accounts receivable of $117,000 and $335,000, respectively, due from two stockholders. OneSource recognized revenue of $200,000,

                      ONESOURCE INFORMATION SERVICES, INC.

$292,000 and $318,000 in the years ended December 31, 1996, 1997, and 1998 respectively, from these parties.

     Management fees paid to a stockholder and an affiliate of another stockholder totaling $200,000 for each of the years ended December 31, 1996, 1997 and 1998 are included in general and administrative expenses.

13.  COMMITMENTS

  Leases

     OneSource leases facilities and certain equipment under various noncancellable operating lease agreements. Total rent expense under such leases was $1,271,000, $1,191,000 and $1,146,000 for the years ended December 31, 1996,
1997, and 1998, respectively. Future minimum lease commitments under all noncancellable capital and operating leases at December 31, 1998 are as follows:

                                                     CAPITAL    OPERATING
                                                     LEASES      LEASES
                                                     -------    ---------
                                                        (IN THOUSANDS)
1999...............................................   $490       $  920
2000...............................................    207          231
2001...............................................     80          223
2002...............................................     --          221
2003...............................................     --           68
                                                      ----       ------
Total minimum lease payments.......................    777       $1,663
                                                                 ======
Less: amount representing interest.................     73
                                                      ----
Present value of net minimum lease payments,
  including current maturities of $471.............   $704
                                                      ====

     In January 1999, OneSource entered into a five-year noncancellable operating lease for a new operating facility. Minimum yearly rental payments will be $655,000, commencing in June 1999. Pursuant to the lease, OneSource entered into a $415,000 irrevocable letter of credit collateralized by a certificate of deposit.

  Restricted Time Deposit

     In connection with a facility lease, OneSource is required to maintain, on behalf of the landlord, an irrevocable letter of credit with a bank in the amount of $100,000 over the term of the lease. In addition, OneSource was required to maintain a certificate of deposit in an equal amount as security for the letter of credit.

                      ONESOURCE INFORMATION SERVICES, INC.

14.  GEOGRAPHIC INFORMATION

     Revenue was distributed geographically as follows:

                                           YEAR ENDED DECEMBER 31,
                                        -----------------------------
                                         1996       1997       1998
                                        -------    -------    -------
                                               (IN THOUSANDS)
United States.........................  $25,294    $24,193    $23,428
United Kingdom........................    5,140      6,191      7,000
                                        -------    -------    -------
                                        $30,434    $30,384    $30,428
                                        =======    =======    =======

     Substantially all of OneSource's identifiable assets are located in the United States.

     [The graphic contains the OneSource logo in the center of the page. Reading from the top right diagonally to the bottom left of the page is the following text: Turning World Class Information into Integrated Solutions For Demanding Business Professionals Worldwide. The top left of the page depicts the names and logos of the following OneSource information providers: The Investext Group; Market Guide; Standard & Poor's; Comtex; Financial Times; Corp Tech; WorldScope Disclosure; Hoover's Inc.; Reuters; and Dun & Bradstreet. The bottom half of the page depicts the following OneSource customers by name and logo displayed according to the following industry sectors noted in the text:

  Financial Institutions:

     Credit Suisse; Merrill Lynch; American Express: Bank of America.

  Professional Services:

     Bain & Company; KMPG; Deloitte Touche Tohmatsu; Ernst & Young.

  High Tech:

     Oracle; SAP; Platinum; IBM.

  Leading Corporations:

     Boeing; MCI Worldcom; BT; Nortel Networks.]

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS SET FORTH IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                          ---------------------------

                               TABLE OF CONTENTS


                                     PAGE
                                     ----
Prospectus Summary.................    3
Risk Factors.......................    7
Reclassification...................   18
Use of Proceeds....................   19
Dividend Policy....................   19
Capitalization.....................   20
Dilution...........................   21
Selected Consolidated Financial
  Data.............................   22
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   25
Business...........................   39
Management.........................   49
Certain Transactions...............   55
Principal and Selling
  Stockholders.....................   56
Description of Capital Stock.......   58
Shares Eligible for Future Sale....   61
Underwriting.......................   64
Legal Matters......................   66
Experts............................   67
Additional Information.............   67
Index to Consolidated Financial
  Statements.......................  F-1


                          ---------------------------


     Until              , 1999 (25 days after the date of this prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                3,636,000 SHARES


                                ONE SOURCE LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                                            , 1999

                            ------------------------
                            WILLIAM BLAIR & COMPANY


                           U.S. BANCORP PIPER JAFFRAY

                          ADAMS, HARKNESS & HILL, INC.

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:


SEC registration fee........................................  $ 13,949
NASD filing fee.............................................     4,550
Nasdaq National Market listing fee..........................    49,000
Printing and engraving expenses.............................   125,000
Legal fees and expenses.....................................   270,000
Accounting fees and expenses................................   275,000
Transfer agent and registrar fees and expenses..............     4,450
Miscellaneous...............................................     8,051
                                                              --------
     Total..................................................  $750,000
                                                              ========


------------


     OneSource will bear all of the expenses shown above.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law, the Company's charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's corporate charter and by-laws filed as Exhibits 3.01 and 3.02 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

     The Company intends to apply for a directors' and officers' insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:


     Since January 1, 1996, the Company has issued options to purchase an aggregate of 2,163,408 shares of common stock under the 1993 Plan, exercisable at a weighted average price of $3.09 per share. From January 1, 1996 through December 31, 1998, options to purchase 211,217 shares had been exercised. The following table lists options granted between January 1, 1996 and March 1, 1999.



                            DATE                              SHARES     PRICE
                            ----                              -------    -----
November 12, 1996...........................................  693,325    $1.37
November 12, 1996...........................................  569,800     2.19
April 17, 1997..............................................    1,221     1.37
July 17, 1997...............................................    2,035     1.37

    DATE                                                      SHARES     PRICE
    ----                                                      -------    -----
October 16, 1997............................................    2,035     1.37
November 12, 1997...........................................   16,280     1.37
November 17, 1997...........................................  142,450     1.37
November 17, 1997...........................................  130,240     2.19
May 6, 1998.................................................    1,832     1.37
May 6, 1998.................................................  203,093     2.19
February 26, 1999...........................................   40,700     2.19
February 26, 1999...........................................   30,525     5.90
February 26, 1999...........................................  329,874     9.93


     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS:


    EXHIBIT
      NO.                               EXHIBIT
    -------                             -------
     1.01     Form of Underwriting Agreement
     3.01     Form of Second Amended and Restated Certificate of
              Incorporation of the Company
     3.02+    Amended and Restated Certificate of Incorporation of the
              Company
     3.03+    By-laws, as amended and restated, of the Company
     3.04     Second Amended and Restated By-Laws of the Company
     3.05     Amendment to Amended and Restated Certificate of
              Incorporation
     4.01     Specimen certificate representing the common stock
     5.01     Opinion of Testa, Hurwitz & Thibeault, LLP
    10.01+    1993 Stock Purchase and Option Plan
    10.02     1999 Stock Option and Incentive Plan
    10.03     1999 Employee Stock Purchase Plan
    10.04+    Registration Agreement dated September 8, 1993
    10.05+    Stock Purchase Warrant issued to Lotus Development
              Corporation dated September 8, 1993
    10.06+    Warrant Agreement with Silicon Valley Bank dated September
              8, 1993
    10.07+    Subordinated Promissory Note issued to Lotus Development
              Corporation dated September 8, 1993
    10.08+    Stock Purchase Agreement dated September 8, 1993
    10.09+    Form of Management Stock Purchase Agreement
    10.10+    Stock Purchase Agreement dated August 3, 1993, by and among
              Lotus Development Corporation, Datext, Inc. and Datext
              Holding Corporation
    10.11+    Lease dated July 1, 1998 by and between OneSource and
              CambridgePark Two Limited Partnership
    10.12+    Lease dated January 20, 1999 by and between OneSource and
              300 Baker Avenue Associates, Limited Partnership
    10.13+    Agreement and Plan of Merger dated February 26, 1999 by and between OneSource Information Services, Inc. and OneSource
              Holding Corporation
    10.14     Stockholders Agreement dated September 8, 1993
    10.15     Amendment No. 1 to Stockholders Agreement dated April 21,
              1999

    EXHIBIT
      NO.                               EXHIBIT
    -------                             -------
    10.16     Form of Fee Termination Agreement
    10.17     Stock Redemption Agreement dated April 21, 1999
    21.01+    Subsidiaries of the Company
    23.01     Consent of Testa, Hurwitz & Thibeault, LLP (included in
              Exhibit 5.01)
    23.02     Consent of PricewaterhouseCoopers LLP
    23.03     Consent from Simba Information Inc.
    24.01+    Power of Attorney
    27.01     Financial Data Schedule as of December 31, 1998
    27.02     Financial Data Schedule as of March 31, 1999



------------


+ previously filed


  (b) FINANCIAL STATEMENT SCHEDULES:

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are either not applicable or the required information is included in the Consolidated Financial Statements and Notes thereto, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 14 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes: (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on this 21st day of April, 1999.


                                          OneSource Information Services, Inc.

                                          By:     /s/ DANIEL J. SCHIMMEL
                                             -----------------------------------
                                             Daniel J. Schimmel
                                             President and Chief Executive
                                             Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                TITLE(S)                     DATE
                ---------                                --------                     ----
                                            President and Chief Executive         April 21, 1999
                                            Officer and Director (principal
                                            executive officer)
          /s/ DANIEL J. SCHIMMEL
------------------------------------------
            Daniel J. Schimmel

                                            Vice President, Finance and           April 21, 1999
                                            Administration (principal
                                            financial officer)
            /s/ ROY D. LANDON
------------------------------------------
              Roy D. Landon



                    *                       Director                              April 21, 1999
------------------------------------------
               Martin Kahn



                    *                       Director                              April 21, 1999
------------------------------------------
              David Dominik



                    *                       Director                              April 21, 1999
------------------------------------------
              Gregg Newmark



*By: /s/ Daniel J. Schimmel
   ---------------------------------------
   Daniel J. Schimmel
   Attorney-in-Fact

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                      ONESOURCE INFORMATION SERVICES, INC.

                                        BALANCE AT
                                       BEGINNING OF    CHARGED TO                       BALANCE AT
DESCRIPTION                               PERIOD       OPERATIONS    DEDUCTIONS(1)     END OF PERIOD
-----------                            ------------    ----------    --------------    -------------
Year ended December 31, 1996
  Reserves and allowances deducted
     from asset accounts
     Allowance for doubtful
        accounts.....................    $161,000        49,000          49,000          $161,000

Year ended December 31, 1997
  Reserves and allowances deducted
     from asset accounts
     Allowance for doubtful
        accounts.....................    $161,000        72,000          23,000          $210,000

Year ended December 31, 1998
  Reserves and allowances deducted
     from asset accounts
     Allowance for doubtful
        accounts.....................    $210,000       120,000          30,000          $300,000

------------
(1) Doubtful accounts written off, net of recoveries

                                 EXHIBIT INDEX




    EXHIBIT
      NO.                               EXHIBIT
    -------                             -------
     1.01     Form of Underwriting Agreement
     3.01     Form of Second Amended and Restated Certificate of
              Incorporation of the Company
     3.02+    Amended and Restated Certificate of Incorporation of the
              Company
     3.03+    By-laws, as amended and restated, of the Company
     3.04     Second Amended and Restated By-Laws of the Company
     3.05     Amendment to Amended and Restated Certificate of
              Incorporation
     4.01     Specimen certificate representing the common stock
     5.01     Opinion of Testa, Hurwitz & Thibeault, LLP
    10.01+    1993 Stock Purchase and Option Plan
    10.02     1999 Stock Option and Incentive Plan
    10.03     1999 Employee Stock Purchase Plan
    10.04+    Registration Agreement dated September 8, 1993
    10.05+    Stock Purchase Warrant issued to Lotus Development
              Corporation dated September 8, 1993
    10.06+    Warrant Agreement with Silicon Valley Bank dated September
              8, 1993
    10.07+    Subordinated Promissory Note issued to Lotus Development
              Corporation dated September 8, 1993
    10.08+    Stock Purchase Agreement dated September 8, 1993
    10.09+    Form of Management Stock Purchase Agreement
    10.10+    Stock Purchase Agreement dated August 3, 1993, by and among
              Lotus Development Corporation, Datext, Inc. and Datext
              Holding Corporation
    10.11+    Lease dated July 1, 1998 by and between OneSource and
              CambridgePark Two Limited Partnership
    10.12+    Lease dated January 20, 1999 by and between OneSource and
              300 Baker Avenue Associates, Limited Partnership
    10.13+    Agreement and Plan of Merger dated February 26, 1999 by and between OneSource Information Services, Inc. and OneSource
              Holding Corporation
    10.14     Stockholders Agreement dated September 8, 1993
    10.15     Amendment No. 1 to Stockholders Agreement dated April 21,
              1999
    10.16     Form of Fee Termination Agreement
    10.17     Stock Redemption Agreement dated April 21, 1999
    21.01+    Subsidiaries of the Company
    23.01     Consent of Testa, Hurwitz & Thibeault, LLP (included in
              Exhibit 5.01)
    23.02     Consent of PricewaterhouseCoopers LLP
    23.03     Consent from Simba Information Inc.
    24.01+    Power of Attorney
    27.01     Financial Data Schedule as of December 31, 1998
    27.02     Financial Data Schedule as of March 31, 1999


------------

+ previously filed